UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CoreCivic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2018

To our Stockholders:

You are invited to attend the 2018 Annual Meeting of Stockholders of CoreCivic, Inc. (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 10, 2018, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.

Following the formal matters to be addressed at the meeting, stockholders will have the opportunity to ask questions about the Company.

If you wish to attend the meeting, you will need to request an admission ticket in advance. Instructions on how you can request an admission ticket are on page 2 of the Proxy Statement.

Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.

Sincerely,

Mark A. Emkes

Chairman of the Board of Directors

Damon T. Hininger

President and Chief Executive Officer

CORECIVIC, INC.

10 Burton Hills Boulevard

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 10, 2018

The Annual Meeting of Stockholders of CoreCivic, Inc. (the “Annual Meeting”) will be held at 10:00 a.m., local time, on Thursday, May 10, 2018, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. At the Annual Meeting, stockholders will consider and act on the following items of business:

(1)

The election of the 10 nominees named in the accompanying Proxy Statement to serve on our Board of Directors. The nominees are Damon T. Hininger, Donna M. Alvarado, Robert J. Dennis, Mark A. Emkes, Stacia A. Hylton, Harley G. Lappin, Anne L. Mariucci, Thurgood Marshall, Jr., Charles L. Overby and John R. Prann, Jr.

(2)	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

(3)	An advisory vote to approve the compensation of our Named Executive Officers.

(4)	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders over the internet. We believe these rules allow us to provide our stockholders with the information they need in a timely and convenient manner, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Our Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2017 Annual Report on Form 10-K) are available on our website at www.corecivic.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/21871N. You may request copies of the proxy materials, including our Proxy Statement, without charge by sending a written request to CoreCivic, Attention: Cameron Hopewell, Managing Director of Investor Relations, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Cameron Hopewell at (615) 263-3000.

Your vote is important. You may vote by internet or toll-free telephone. If you receive a copy of our Proxy Statement and proxy card by mail, you may vote by completing, signing and returning the proxy card in the accompanying postage-paid envelope. Please refer to the proxy card and the accompanying Proxy Statement for additional information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

Stockholders of record at the close of business on March 12, 2018 are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

/s/ Scott D. Irwin
Scott D. Irwin
Executive Vice President, General Counsel and Secretary

March 29, 2018

Nashville, Tennessee

ii

CORECIVIC, INC.

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 10, 2018

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (our “Board”) of CoreCivic, Inc., a Maryland corporation (the “Company,” “CoreCivic,” “we” or “us”), of proxies to be voted at our 2018 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”).

On or about March 29, 2018, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our stockholders as of the record date containing instructions on how to access this Proxy Statement, the Annual Report to Stockholders (including our Letter to Stockholders and 2017 Annual Report on Form 10-K) and other proxy materials online, and how to vote. If you prefer to receive the proxy materials in the mail and to vote by mail, the Notice also contains instructions on how to request a printed copy. You will not receive printed copies of the proxy materials in the mail unless you specifically request them.

The Annual Meeting will take place on Thursday, May 10, 2018, at 10:00 a.m., local time, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders who are entitled to vote at the meeting are invited to attend. Seating at the Annual Meeting is limited and will be available on a first come, first served basis to stockholders who obtained an admission ticket in advance of the Annual Meeting. All stockholders of record will need to present an admission ticket and a form of personal photo identification in order to be admitted to the Annual Meeting. Instructions on how stockholders can request an admission ticket are provided on page 2 of the Proxy Statement under the heading “What do I need to attend the Annual Meeting?”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON THURSDAY, MAY 10, 2018.

The Company’s Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2017 Annual Report on Form 10-K) are available on our website at www.corecivic.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/21871N.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be acted on at the Annual Meeting?

Stockholders are asked to consider and vote on the following matters at the Annual Meeting:

Proposal 1.	The election of 10 nominees named in this Proxy Statement to our Board.

Proposal 2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Proposal 3.	An advisory vote to approve the compensation paid to our Named Executive Officers.

Proposal 4.	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive notice of and to vote at the Annual Meeting. Our Board has fixed the close of business on March 12, 2018 as the record date.

As of the record date, there were 118,543,632 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

What do I need to attend the Annual Meeting?

If you wish to attend the Annual Meeting, you must be a stockholder as of the March 12, 2018 record date. You must request an admission ticket in advance by visiting www.proxyvote.com and following the instructions provided (you will need the 12 digit control number included on the Notice, your proxy card or voter instruction form). Tickets will be issued only to registered and beneficial owners as of the record date. Stockholders who own shares as joint-tenants will be issued one ticket with both names on the ticket.

Requests for admission tickets will be processed in the order in which they are received and must be received no later than May 9, 2018. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the Annual Meeting, each stockholder will be required to present an admission ticket and valid picture identification such as a driver’s license or passport. No person will be admitted to the Annual Meeting without these credentials. Seating will begin at 9:15 a.m. local time and the Annual Meeting will begin at 10:00 a.m. local time.

Please note that cameras (including cell phones with photographic or video capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How does our Board recommend I vote on each of the proposals?

Our Board recommends that you vote:

•	FOR the election of each of the 10 nominees to serve as directors on our Board.

•	FOR the ratification of the appointment of Ernst & Young LLP.

•	FOR the approval, by a non-binding advisory vote, of the compensation paid to our Named Executive Officers.

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder will vote your shares according to the recommendations of our Board set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournments or postponements thereof, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

Why did I receive the Notice in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending the Notice regarding the internet availability of the proxy materials to most of our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following instructions set forth in the Notice.

How do I vote?

You can vote either in person by attending the Annual Meeting or by proxy (whether or not you attend the Annual Meeting).

If you are a record holder, you can submit your vote by proxy in any of the following ways:

•	vote by internet (instructions are in the Notice you received in the mail or the proxy card);

•	vote by toll-free telephone (instructions are on the proxy card); or

•

if you requested and received printed copies of this Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2017 Annual Report on Form 10-K) and other proxy materials, you may vote by filling out the proxy card enclosed with the materials, date and sign it, and return it in the accompanying postage-paid envelope.

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker or other nominee on how to vote by following the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee. If you wish to vote in person at the Annual Meeting, you will need to present a valid proxy from your broker, bank or other nominee authorizing you to vote your shares at the Annual Meeting.

As a record holder, if you submit voting instructions by telephone or by the internet, you may change your vote by following the same instructions used in originally voting your shares. If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible.

What are broker non-votes?

A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the broker, bank or other nominee does not have discretionary authority to vote the shares. Brokers, banks and other nominees do not have discretionary authority to vote on the election of directors to serve on our Board (Proposal 1) or the advisory vote to approve the compensation paid to our Named Executive Officers (Proposal 3). Thus, if you hold your shares in street name and do not provide voting instructions on these proposals to your broker, bank or other nominee, your shares will be considered to be broker non-votes and will not be voted on such proposals. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on Proposal 1 or Proposal 3. Brokers, banks and other nominees generally have discretionary authority to vote on Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

What vote is required to approve each proposal?

Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement of the Annual Meeting, and will subject the Company to additional expense.

Election of Directors. Under the Company’s Ninth Amended and Restated Bylaws (the “Bylaws”), adopted by our Board in December 2017, a majority of all of the votes cast at the Annual Meeting is required for the election of each nominee in an uncontested election of directors. A majority of votes cast means the number of shares cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote of the election of directors as they are not considered votes cast.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on our Board as a “holdover” director, but must tender his or her resignation to our Board promptly after certification of the election results of the stockholder vote. The Nominating and Governance Committee of our Board will then recommend to our Board whether to accept the resignation or whether other action should be taken. Our Board will act on the tendered resignation, taking into account the recommendation of our Nominating and Governance Committee, and our Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of our Nominating and Governance Committee or the decision of our Board with respect to his or her resignation.

Ratification of Ernst & Young LLP. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. If our stockholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, our Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is in our best interest to do so. Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, we do not expect any broker non-votes in connection with this proposal. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal.

Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the non-binding advisory vote of compensation paid to our Named Executive Officers. Because your vote is advisory, it will not be binding on our Board or the Company. However, our Board and our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation paid to our Named Executive Officers. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal.

Where can I find the Annual Meeting voting results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on a Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting has been held.

How and when may I submit a stockholder proposal for the Company’s 2019 Annual Meeting?

Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are actually received at our executive offices no later than November 29, 2018 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: CoreCivic, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

Other stockholder proposals may be raised at next year’s annual meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be actually received at our executive offices (the address listed above) between February 8, 2019 and March 11, 2019.

How can I obtain the Company’s Annual Report on Form 10-K?

Any stockholder who desires a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, may obtain a copy without charge by visiting our website, www.corecivic.com. A copy of our Annual Report on Form 10-K can also be obtained, free of charge, upon written request to CoreCivic, Attention: Cameron Hopewell, Managing Director of Investor Relations, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

What are the costs of soliciting these proxies?

The Company pays the cost of soliciting proxies. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone, e-mail or facsimile by directors, officers and employees of the Company. No additional compensation will be paid for these services.

How many copies of the Notice and proxy materials should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice and, to the extent requested, a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice or, to the extent requested, set of proxy materials, or if you are receiving multiple copies of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You may also notify us by sending a written request to CoreCivic, Attention: Cameron Hopewell, Managing Director of Investor Relations, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Cameron Hopewell at (615) 263-3000.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Cameron Hopewell, Managing Director of Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 6201 15th Avenue, Brooklyn, New York 11219, (800) 937-5449, or Cameron Hopewell, Managing Director of Investor Relations, at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE

We believe effective corporate governance is important to our long-term success and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. Our Nominating and Governance Committee also administers an annual self-evaluation process for our Board and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.

You can access our current corporate charter, Bylaws, Corporate Governance Guidelines, Board committee charters, Code of Ethics and certain other corporate governance information on our website, www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Director Independence

Messrs. Hininger and Lappin are not independent directors because they are employed by the Company. Our Board has determined that all of our other directors are independent. Accordingly, eight of our 10 current directors and director nominees are independent. Our Audit, Risk, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, our Board used the requirements and standards for director independence prescribed by the New York Stock Exchange (“NYSE”) and the SEC, and considers all relevant facts and circumstances.

Separation of Chairman and Chief Executive Officer

We do not have a formal policy regarding the separation of our Chairman of the Board of Directors (our “Chairman”) and Chief Executive Officer (“CEO”) positions. In general, our Board believes the determination depends on the circumstances, including our Board’s evaluation of the person or persons available to serve in those positions and the needs of the Company at a particular time.

Pursuant to our Bylaws, our Chairman presides over meetings of our Board and meetings of the stockholders at which he or she is present, and has general oversight responsibility for our business and affairs. Our CEO has responsibility for implementation of the policies of the Company, as determined by our Board, and for the administration of our business affairs. Our CEO also has responsibility for presiding over any meeting of our Board or of the stockholders at which our Chairman is not present.

Since October 2009, the roles of Chairman and CEO have been held separately. Mark A. Emkes currently serves as our Chairman, while Damon T. Hininger serves as our President and CEO. Our Board believes the Company’s leadership structure is appropriate. Having Mr. Hininger serve as President and CEO, while Mr. Emkes serves as our Chairman, helps us achieve important objectives. Mr. Hininger is positioned to fully focus his energies on implementing our business strategy and administering our day-to-day affairs. Mr. Emkes is positioned to draw on his relationships with Board members and his past experience to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Hininger. Our Board considers many factors when determining how to best select our Chairman, including: familiarity with the Company and its business, proximity in location to the Company’s headquarters, experience as a leader and consensus builder, willingness and availability to dedicate sufficient time to the Company and experience working with other public companies.

Executive Sessions of our Board

Executive sessions of our Board, or meetings of our independent directors without management present, are held periodically in order to provide an opportunity for the directors to discuss openly any and all matters. Our Corporate Governance Guidelines provide that executive sessions of our Board are called and chaired by an independent director appointed from time to time by our Nominating and Governance Committee. Mark A. Emkes currently serves as the executive session chair.

Board Meetings and Committees

Our Board is responsible for establishing our broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, our Board selects and evaluates our executive officers, establishes, reviews and approves our corporate objectives and strategies and evaluates and approves major acquisitions and capital commitments.

Our Board currently consists of 10 directors, all of whom are standing for election at the Annual Meeting and are identified, along with their biographical information, under “Proposal 1—Election of Directors” beginning on page16 of this Proxy Statement.

In 2017, our Board met four times in regular session, and our independent directors met eight times in executive session. It is customary for our independent directors to meet in executive session prior to, and following the conclusion of, regular meetings of our Board. Each director attended at least 75% of the meetings of our Board and of the committees of our Board on which such director served. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders.

Our Board has five regularly standing committees: the Audit, Compensation, Nominating and Governance, Risk and Executive Committees. Each regularly standing committee has a written charter that has been approved by the committee, the Nominating and Governance Committee and our Board. Each committee charter is reviewed at least annually. Our Board and its committees may act by unanimous written consent without convening a meeting, and our Board appoints and delegates certain duties to special committees from time to time as permitted by our Bylaws. The table below shows the current composition of each of our regularly standing and special committees as of the date of this Proxy Statement, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2017. A more complete description of each standing committee follows the table.

Committee	Members	Summary of Responsibilities	2017 Meetings
Audit	John R. Prann, Jr. (Chair) Donna M. Alvarado Anne L. Mariucci	Responsibilities include oversight of the integrity of our financial statements; the hiring, qualifications, independence and performance of our independent registered public accountants; and the performance of our internal audit function.	5
Compensation	Donna M. Alvarado (Chair) Robert J. Dennis Mark A. Emkes John R. Prann, Jr.	Responsibilities include setting executive officer compensation and overseeing the evaluation of the executive officers’ performance, and periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation.	5
Nominating and Governance	Charles L. Overby (Chair) Mark A. Emkes Stacia A. Hylton Thurgood Marshall, Jr.	Responsibilities include identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives.	4

Committee	Members	Summary of Responsibilities	2017 Meetings
Risk	Thurgood Marshall, Jr. (Chair) Donna Alvarado Anne Mariucci Charles L. Overby	Responsibilities include coordinating the Board’s oversight of the Company’s risk assessment and enterprise risk management practices, as well as the Company’s legal, regulatory and contract compliance.	6
Executive	Mark A. Emkes (Chair) Robert J. Dennis Damon T. Hininger	When necessary, and subject to authority limitations with respect to significant corporate actions, responsible for acting on behalf of the full Board during intervals between Board meetings.	-
Special Litigation Committee	Stacia A. Hylton (Chair) Thurgood Marshall, Jr. Charles L. Overby	In response to stockholder demand letters our Board formed a Special Litigation Committee in 2016.	2

Audit Committee

Our Audit Committee is responsible for:

•	overseeing the integrity of our financial statements;

•	reviewing the effectiveness of our internal control over financial reporting;

•

supervising our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, fees, scope of audit services, approval of audit and non-audit services and annual evaluation of the audit firm’s independence;

•	monitoring preparation by our management of quarterly and annual financial reports and interim earnings releases and the performance of our internal audit function;

•	reviewing Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC;

•	overseeing management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our internal auditing program;

•	overseeing and making determinations with respect to our Related Party Transaction policy; and

•	issuing the Report of the Audit Committee in this Proxy Statement.

Our Board has determined that each member of our Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board also has determined that each member is “financially literate” as defined by the rules of the NYSE, and that each of Ms. Mariucci and Mr. Prann is qualified as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act. The full text of the Audit Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Compensation Committee

Our Compensation Committee approves the compensation of our CEO and other executive officers, including annually reviewing and approving corporate goals and objectives relevant to their compensation. Our Compensation Committee is responsible for ensuring that our compensation programs are designed to encourage high performance, promote accountability and adherence to Company values and align with the interests of our stockholders. Our Compensation Committee responsibilities include administration of cash and equity-based incentive compensation plans and stock ownership guidelines, evaluation of the performance of the executive officers and assessment of the material risks of our compensation programs. Our Compensation Committee is also responsible for reviewing, and making recommendations to our Board regarding, the compensation of our Board.

Our Compensation Committee has retained PricewaterhouseCoopers LLP (“PwC”) as its independent compensation consultant since 2000, to provide advice and guidance on the design and market competitiveness of our executive compensation programs. PwC works directly with the chair of our Compensation Committee and, as directed by the chair of our Compensation Committee, with our CEO and other senior executives. In 2017, PwC was retained by the Company to provide asset valuation services with respect to which PwC was paid an aggregate amount of fees equal to approximately $75,000. PwC was also paid an aggregate amount of approximately $22,000 for consulting with our Compensation Committee on compensation matters. The valuation services were used in connection with REIT qualification testing and certain acquisitions. PwC has annually performed valuation services in anticipation of, and since, our initial conversion to a REIT. The decision to hire PwC for these services was made by management based on PwC’s experience and familiarity with the Company. Management reviews and obtains approval of the chair of our Compensation Committee prior to engaging PwC for these services. Each year our Compensation Committee reviews the independence of the compensation consultants and other advisors who provide advice to our Compensation Committee, employing the independence factors specified in the NYSE listing standards. In its annual review of the independence of PwC in 2017, our Compensation Committee reviewed management’s retention of PwC for the other services. Our Compensation Committee has determined PwC is independent within the meaning of the NYSE listing standards, and the work performed by PwC for the Company does not raise any conflicts of interest. In 2017, PwC assisted our Compensation Committee by providing the following compensation consulting services:

•	performing a comprehensive review of our executive compensation program;

•	assessing our current peer group and selection methodology;

•	recommending companies for inclusion in our 2017 peer group; and

•	assistance in preparing our annual proxy statement.

Compensation Committee Interlocks and Insider Participation

Our Board has determined that each of Donna Alvarado, (Chair), Robert Dennis, Mark Emkes and John R. Prann, Jr., who comprise all members of our Compensation Committee is independent as defined by the listing standards of the NYSE. In addition, there are no relationships among our executive officers, members of our Compensation Committee or entities whose executives serve on our Board or our Compensation Committee that require disclosure. Each member also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a “non-employee director” within the meaning of the SEC’s Rule 16b-3. The full text of the Compensation Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for developing and overseeing our Board’s Corporate Governance Guidelines, and for monitoring the independence of our Board. Our Nominating and

Governance Committee also determines Board membership qualifications; selects, evaluates and recommends to the Board nominees to fill vacancies as they arise; reviews the performance of our Board and its committees; and is responsible for director education. Other responsibilities include oversight of our Board’s self-evaluation process and leading our Board’s executive succession planning efforts. Our Board has determined that each member of our Nominating and Governance Committee is independent as defined by the listing standards of the NYSE. The full text of the Nominating and Governance Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Our Nominating and Governance Committee is authorized by our Board to identify director candidates; evaluate and consider candidates proposed by any director, member of management or stockholder; develop and implement screening processes it deems necessary and appropriate; and recommend for selection by our Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. Our Nominating and Governance Committee is authorized by our Board to exercise sole authority in retaining any third-party search firm our Nominating and Governance Committee deems appropriate to identify and assist with the evaluation of director candidates; and has utilized that authority in past director searches.

Our Nominating and Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of our Nominating and Governance Committee through current Board members, stockholders, members of management, director search firms and other persons. A stockholder who wishes to recommend a prospective nominee for our Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2019 Annual Meeting?” Pursuant to Board policy, there are to be no differences in the manner in which our Nominating and Governance Committee evaluates candidates based on the source of the recommendation.

Our Nominating and Governance Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines, which include professional integrity and sound judgment; sufficient time available to devote to Board activities; a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; an understanding of our business; and factors such as diversity, age, skills and educational and professional background. With respect to diversity, our Nominating and Governance Committee considers diversity in terms of age, gender and ethnicity, as well as diversity of skills, expertise and experience, in its deliberations.

Our Nominating and Governance Committee may also consider other factors it deems relevant, including the current composition of our Board in terms of independence, expertise, experience and special knowledge required for the effective discharge of Board responsibilities; whether there is a need to fill vacancies or expand or contract the size of the Board; the balance of management and independent directors; the structure, membership and need for expertise on our standing committees; and the qualifications of other prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

With respect to determining whether current directors should stand for re-election, our Nominating and Governance Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of our Board and the Company. With respect to new candidates for Board service, a full evaluation may also include detailed background checks and in-person and telephonic interviews with our Nominating and Governance Committee and other Board members. Our Nominating and Governance Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.

Risk Committee

Our Risk Committee is charged with coordinating our Board’s oversight of our assessment and risk management practices (including our enterprise risk management program) and our legal, regulatory (including the special rules applicable to REITs) and contract compliance (particularly contracts with government entities). Our Risk Committee is also responsible for monitoring and reviewing public policy developments and other trends facing the Company that could impact our operations and performance. Our Risk Committee further assists our Board in fulfilling its oversight responsibility with respect to organizational ethics and compliance, and receives regular reports from our Corporate Ethics and Compliance Officer, who reports to the CEO, and to the chair of our Risk Committee. The full text of the Risk Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Executive Committee

Our Executive Committee is charged with acting on behalf of the full Board when necessary and subject to authority limitations with respect to the transaction of routine, administrative matters that occur between regularly scheduled Board meetings. The full text of the Executive Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Special Litigation Committee

In response to stockholder demand letters, our Board formed a Special Litigation Committee to take any actions it deems appropriate or necessary to investigate, respond and otherwise properly address the matters alleged in the demand letters. The Special Litigation Committee has retained independent legal counsel to advise the committee in the performance of its duties.

Limitations on Other Board Service

The Audit Committee charter provides that a member of our Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines instruct our Nominating and Governance Committee and our Board to take into account the nature of and time involved with respect to a director’s service on other boards, as well as other job responsibilities, in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics. Our Corporate Governance Guidelines require a director to provide notice to the Chair of our Nominating and Governance Committee of his or her acceptance of a nomination to serve on the board of another public company in the case where such nomination has not been previously disclosed.

Communications with Directors

Stockholders, employees and other interested parties may communicate with members of our Board (including specific members of our Board or our independent directors as a group) by writing to CoreCivic, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to our Board, the group of directors or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may exercise discretion in submitting to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.

Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by our Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to our Audit Committee.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members that require disclosure under Item 404 of Regulation S-K under the Exchange Act.

Pursuant to its written charter, our Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires our Audit Committee (or the chair of our Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•

firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, our Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, our Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers and non-executive directors because we believe it is important to align the interests of our management and our Board with the interests of our stockholders. The guidelines are discussed in detail under “Executive and Director Compensation – Guidelines and Policies – Executive Officer Stock Ownership Guidelines” and “Executive and Director Compensation – Director Compensation – Directors Stock Ownership Guidelines” included in this Proxy Statement and are accessible on our website, www.corecivic.com (under the “Corporate Governance” section of the Investors page).

No Hedging or Pledging Permitted

Our insider trading guidelines include provisions that prohibit members of our Board, executive officers, other officers and employees from engaging in hedging or pledging transactions involving Company securities. None of the members of our Board or our executive officers are engaged in any hedging or pledging transactions involving Company securities.

Code of Ethics

All of our directors and employees, including our CEO, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics. Our Code of Ethics and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing our Code of Ethics annually, and our Risk Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our directors, CEO, principal financial officer or principal accounting officer) on our website. Our Code of Ethics is accessible on our website, www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Board Oversight of Corporate Strategy and Enterprise Risk

Our Board engages in proactive oversight and regular review of the development, evaluation and execution of our annual operating plan and long-term growth, diversification and investment strategies. Each regular meeting of our Board includes a comprehensive business update presented by our CEO, which addresses our progress in achieving near-term operational objectives, strategic transactions completed and new opportunities being actively pursued, as well as current and future challenges to our continued success. Each such meeting also includes presentations from members of the executive team who are directly responsible for the implementation of our growth and diversification strategy, the integration of new acquisitions and the financial performance of our business. At our Board’s two-day retreat in August, management engages our Board in a detailed discussion of our growth and investment strategy, target opportunities, risks and challenges, and proposals for modifying our strategies to improve results. At its December meeting, our Board is provided the opportunity to challenge management on the details of our annual operating plan prior to its approval. In addition to the opportunity to engage management and independent consultants we retain to assist with the development and execution of our growth strategy, our independent directors set aside time at each meeting to meet in executive session to review and deliberate upon management’s performance in strategy development and execution.

Our Risk Committee performs a leadership role on behalf of our Board and our Audit Committee in the oversight of our risk assessment and risk management practices, and assists our Board and Audit Committee with oversight of our financial, legal, contractual and regulatory risks and organizational ethics and compliance. Our Risk Committee is also charged with oversight of management’s enterprise risk management (“ERM”) program.

Management’s ERM program entails the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to develop and improve controls for managing these risks or mitigating their effects in an integrated effort involving our Board, relevant Board committees, management and other personnel. Our ERM program is led by our General Counsel, is a component of management’s strategic planning process and is overseen by our Risk Committee with periodic reports to the full Board.

The full Board maintains an ongoing, direct role in risk oversight through, among other things, regular reports from the Chair of our Risk Committee, regular reports from our CEO on the ERM process and oversight of management’s strategic planning process, which includes an evaluation of opportunities and risks presented by the Company’s current strategies and alternative strategies. Our Board also receives regular reports from each of the executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, our Board receives regular reports from our Chief Corrections Officer with respect to key areas of operational risk; monitors risks relating to our partnership development efforts through regular reports from our Chief Development Officer; and receives regular reports from our General Counsel with respect to legal and compliance risks. In addition, our Board evaluates risk in the context of particular business strategies and transactions. For example, our Board monitors significant capital expenditures through its annual budget review and quarterly capital expenditure reports from management, and monitors risk relating to our acquisition and financing activities through in depth reviews of proposed acquisition and financing transactions.

In addition to our Risk Committee, other standing committees of our Board have responsibility for risk oversight within their areas of oversight. Our Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. It receives an annual risk assessment report from our internal auditors, as well as financial risk assessment information in connection with particular events or transactions. Our Nominating and Governance Committee addresses certain governance-related risks, such as risks related to Board and executive management succession planning. As discussed in detail below, our Compensation Committee addresses risks relating to our executive compensation strategies. The full Board receives regular reports from the chairs of these committees and receives copies of meeting materials provided to each of the committees.

Compensation Risk Assessment

In setting compensation, our Compensation Committee considers the achievement of the Company’s goals that may be inherent in the compensation program as well as the risks to CoreCivic’s stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” our Compensation Committee believes our executive compensation plans are appropriately structured and do not pose a material risk to CoreCivic. Our Compensation Committee considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	We set performance goals we believe are reasonable, but uncertain, in light of past performance and current market and economic conditions.

•

The financial and strategic business goals used for determining payouts under our incentive compensation plans are aligned with our near-term and long-term operating and strategic growth plans, and are established at challenging, but appropriate, levels that do not encourage unnecessary or excessive risk taking.

•	We use restricted stock units rather than stock options for equity awards because, unlike options, restricted stock units retain value even in a depressed market.

•

Performance-based vesting over multiple years for our long-term equity incentive awards promotes the alignment of our executives’ interests with those of our stockholders for the long-term performance of the Company.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

Our executive stock ownership guidelines require our executives to hold significant levels of our stock, which aligns an appropriate portion of their personal wealth to the long-term performance of the Company.

PROPOSAL 1 - ELECTION OF DIRECTORS

The current term of office of each of our 10 directors expires at the Annual Meeting. Our Board has nominated nine directors for re-election, and has nominated an additional non-executive director, Harley G. Lappin, who was recommended by our non-employee directors for election by our stockholders for the first time, at the Annual Meeting.

Our Board reflects a diverse, highly engaged group of directors with a wide range of relevant experience:

Independence	∎	∎	∎	∎	∎	∎	∎	∎	☐	☐	80%
CEO / Senior Leadership Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	100%
Gender / Ethnic Diversity	∎	∎	∎	∎	☐	☐	☐	☐	☐	☐	40%
Other Public Company Board Experience	∎	∎	∎	∎	∎	∎	☐	☐	☐	☐	60%
Tenure
1 – 4 Years	∎	∎	∎	☐	☐	☐	☐	☐	☐	☐	30%
5 – 9 Years	∎	∎	∎	☐	☐	☐	☐	☐	☐	☐	30%
10+ Years	∎	∎	∎	∎	☐	☐	☐	☐	☐	☐	40%

Based on the recommendation of our Nominating and Governance Committee, our Board has nominated the following 10 nominees, all of whom are currently serving as directors, for election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the 10 nominees to serve if elected. If any of them becomes unavailable to serve as a director, our Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by our Board.

The general criteria considered by our Nominating and Governance Committee with respect to director nominees are discussed beginning on page 10 of this Proxy Statement under the heading “Nominating and Governance Committee.” Based on the evaluation of those criteria, our Nominating and Governance Committee and Board believe each nominee contributes relevant skills, expertise and experience to our Board, and that the group of nominees collectively has the skills, expertise, experience, independence and other attributes necessary to discharge effectively our Board’s oversight responsibilities on behalf of our stockholders.

Nominees Standing for Election

Information regarding each of the nominees for director, including particular qualifications considered for each nominee, is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

DAMON T. HININGER	Director since 2009

Mr. Hininger, age 48, has served as a director and our President and Chief Executive Officer since October 2009. From 2008 until 2009, he served as our President and Chief Operating Officer. From 2007 until 2008, he served as our Senior Vice President, Federal and Local Customer Relations, after having served as Vice President, Federal and Local Customer Relations since 2002. Prior to 2002, he held several positions of increasing responsibility with the Company. Mr. Hininger joined the Company in 1992 as a correctional officer at the Leavenworth Detention Center. He serves on the Board of Trustees of the United Way of Metropolitan Nashville and Belmont University, where he also serves on the Board of Advisors for the Massey School of Business. Mr. Hininger also serves on the Board of Directors of the Nashville Chamber of Commerce, the Kansas State University Foundation and as a member of the Executive Board of the Middle Tennessee Council of Boy Scouts of America. Mr. Hininger holds a bachelor’s degree from Kansas State University and a master’s degree in business administration from the Jack Massey School of Business at Belmont University.

In making the decision to nominate Mr. Hininger to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his current service as our President and CEO and his comprehensive knowledge of the Company, its business, operations and management team through his current position and past roles with the Company, including roles at the facility operations level, as Chief Operating Officer and as Senior Vice President, Federal and Local Customer Relations.

DONNA M. ALVARADO	Director since 2003

Ms. Alvarado, age 69, has served as a director since December 2003, and serves as Chair of our Compensation Committee. She also serves as a member of our Audit Committee and Risk Committee. Ms. Alvarado is the founder and president of Aguila International, an international business consulting firm specializing in human resources and leadership development. Ms. Alvarado has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense and Director of ACTION, the federal domestic volunteer agency. Ms. Alvarado serves as a director and member of the audit, compensation and public affairs committees of CSX Corporation, a publicly-traded provider of rail and other transportation services. She serves as a director and chair of the nominating and corporate governance committee, as well as a member of the audit and risk committees, of Park National Corporation, a publicly-traded bank holding company. Ms. Alvarado has served as a member and as chair of both the Ohio Board of Regents and the Ohio Workforce Policy Board. She holds both a bachelor’s degree and a master’s degree in Spanish from The Ohio State University, completed doctoral coursework in Latin American literature at the University of Oklahoma and earned a postgraduate certificate in financial management from the Wharton School of Business at the University of Pennsylvania.

In making the decision to nominate Ms. Alvarado to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and member of audit, compensation and nominating and corporate governance committees; her human resources and leadership development expertise; her civic and community involvement; and her contribution to the Board’s gender and cultural diversity.

ROBERT J. DENNIS	Director since 2013

Mr. Dennis, age 64, has served as a director since February 2013, and serves as a member of our Compensation Committee and Executive Committee. Mr. Dennis is the President, Chief Executive Officer and Chairman of the board of directors of Genesco Inc., a publicly-traded retailer of footwear, headwear, sports apparel and accessories, where he has served in an executive capacity since 2004. Prior to joining Genesco, Mr. Dennis held senior management positions with Hat World Corporation and Asbury Automotive, and was a partner and leader of the North American Retail Practice with McKinsey & Company. Mr. Dennis serves as a director and member of the governance committee and the finance and investments committee of HCA Holdings, Inc., a publicly-traded health care services company. Mr. Dennis serves on the Board of Trustees of the United Way of Metropolitan Nashville, and serves on the Board of Visitors at Vanderbilt University’s Owen School of Management. Mr. Dennis holds a master’s degree in business administration, with distinction, from the Harvard Business School, and bachelor’s and master’s degrees from Rensselaer Polytechnic Institute.

In making the decision to nominate Mr. Dennis to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer of a public company; his public company director experience; his demonstrated business acumen; his understanding of corporate finance and business development matters; and his civic and community involvement.

MARK A. EMKES	Director since 2014

Mr. Emkes, age 65, has served as a director since August 2014, and serves as the independent Chairman of the Board. He also serves as a member of our Compensation Committee, Nominating and Governance Committee and Executive Committee. From 2011 until 2013, Mr. Emkes served as the State of Tennessee’s Commissioner of

Finance and Administration. For more than five years until his retirement in 2010, Mr. Emkes served as Chief Executive Officer and Chairman of the board of directors of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company. He also served as President of Bridgestone Americas, Inc. from January 2009 until his retirement. From 2004 until 2010, Mr. Emkes also served as a director of Bridgestone Corporation. Mr. Emkes serves as a director and member of the compensation committee of Greif, Inc., a publicly-traded industrial packaging products and services company, and as a director and chair of the audit committee of First Horizon National Corporation, a publicly-traded regional financial institution. Mr. Emkes has served as President of the Middle Tennessee Council of the Boy Scouts of America, the Board of Directors of the Community Foundation of Middle Tennessee and the Advisory Board of Habitat for Humanity, Nashville Chapter. Mr. Emkes was the 2011 recipient of the Jennings A. Jones Champion of Free Enterprise Award, and was inducted into the Nashville Business Hall of Fame in 2012. Mr. Emkes holds a bachelor’s degree in economics from DePauw University and a master’s degree in business administration from the Thunderbird School of Global Management.

In making the decision to nominate Mr. Emkes to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience in various management positions, including the chief executive officer and chairman of an international company; his demonstrated business acumen and his understanding of corporate finance and business development matters; and his civic and community involvement.

STACIA A. HYLTON	Director since 2016

Ms. Hylton, age 57, has served as a director since August 2016, and is a member of our Nominating and Governance Committee and Chair of our Special Litigation Committee. Since 2016, Ms. Hylton has served as a Principal for LS Advisory, a New Jersey-based business solutions advisory consultancy. In 2010, Ms. Hylton was nominated by U.S. President Barack Obama to serve as Director of the U.S. Marshals Service (USMS), a federal agency with more than 5,600 employees responsible for federal judiciary security, fugitive operations, asset forfeitures, prisoner operations, transportation and witness security, and served as Director of the USMS until her retirement in 2015. She served as the U.S. Attorney General’s Federal Detention Trustee in the U.S. Department of Justice from 2004 to 2010. From 1980 to 2004, Ms. Hylton served in progressively senior leadership positions within the USMS. Ms. Hylton serves as a director and member of the audit committee of Spok Holdings, Inc., a publicly-traded provider of communications solutions. Ms. Hylton is a Fellow for the National Academy for Public Administration, and has served on the Board of Directors of the National Center for Missing and Exploited Children and Law Enforcement Exploring. Ms. Hylton has served on the Executive Committee for the International Chiefs of Police and the Accreditation and Policy Committees for the National Sheriffs Association. Ms. Hylton holds a bachelor’s degree in criminal justice from Northeastern University.

In making the decision to nominate Ms. Hylton to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and member of an audit committee; her unique understanding of the USMS; her civic and community involvement; and her contribution to the Board’s gender diversity.

HARLEY G. LAPPIN	Director since 2018

Mr. Lappin, age 62, has served as a director since January 2018. From 2011 until his retirement effective January 1, 2018, Mr. Lappin served as our Executive Vice President and Chief Corrections Officer. Prior to joining the Company in 2011, Mr. Lappin served since 2003 as Director of the Federal Bureau of Prisons (BOP). As Director of the BOP, Mr. Lappin had oversight and management responsibility for 116 federal prisons, 14 large, private contract facilities and more than 250 contracts for community corrections facilities, in total comprising more than 215,000 offenders managed by 38,000 employees. Mr. Lappin has received numerous awards throughout his career, including the Associate Warden of the Year award for the BOP’s South Central Region (1992); the BOP’s Excellence in Prison Management Award (2000); the Attorney General’s Award for

Excellence in Management (2001); and the Presidential Rank Award of Meritorious Executive (2004). In 2010, he received the American Correctional Association’s (ACA) E.R. Cass Award for Correctional Achievement, the highest honor bestowed by that organization. In 2015, Mr. Lappin received the Louie L. Wainwright Award from the Association of State Correctional Administrators (ASCA). Mr. Lappin has served as chair of the Standards Committee of the ACA, is a former board member of both the National Institute of Corrections and the Federal Prison Industry Board, and a former chair of the Prison Industry Committee of ASCA. Mr. Lappin holds a bachelor’s degree from Indiana University and a master’s degree in criminal justice from Kent State University.

In making the decision to nominate Mr. Lappin to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his comprehensive corrections industry experience, including executive leadership of federal and private sector correctional system operations; his public company leadership experience; his understanding of government through his public sector experience; and his extensive knowledge of the Company, its business, operations, facilities, customers and personnel through his past role as our Chief Corrections Officer.

ANNE L. MARIUCCI	Director since 2011

Ms. Mariucci, age 60, has served as a director since December 2011, and serves as a member of our Audit Committee and Risk Committee. Since 2003, she has been affiliated with private equity firms Hawkeye Partners (Austin, Texas), Inlign Capital Partners (Phoenix, Arizona) and Glencoe Capital (Chicago, Illinois). Prior to 2003, Ms. Mariucci served in a variety of senior executive roles with Del Webb Corporation, and following its 2001 merger with Pulte Homes, Inc., as President of Del Webb Group and Senior Vice President of Strategy for Pulte Homes, Inc. Ms. Mariucci serves as a director and member of the audit committee of Taylor Morrison Home Corporation, a publicly-traded homebuilder. Ms. Mariucci also serves as a director of Southwest Gas Holdings, Inc. a publicly-traded holding company, where she serves as chair of the pension investment committee and as a member of the nominating and corporate governance committee. Ms. Mariucci serves as a director of Banner Health, a non-profit health system, where she serves as a member of the audit and compensation committees. Ms. Mariucci serves as a director of the Arizona State University Foundation. Ms. Mariucci is a past director of the Arizona State Retirement System, Scottsdale Healthcare and Action Performance Companies, as well as a past trustee of the Urban Land Institute. She also served on the Arizona Board of Regents. Ms. Mariucci holds a bachelor’s degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business.

In making the decision to nominate Ms. Mariucci to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, her public company executive leadership experience; her understanding of and experience with the State of Arizona, a state where a significant portion of our operations is located; her background in accounting and corporate finance; her experience and knowledge with real estate; her experience as a public company director and member of audit and compensation committees; her civic and community involvement; and her contribution to the Board’s gender diversity.

THURGOOD MARSHALL, JR.	Director since 2002

Mr. Marshall, age 61, has served as a director since December 2002, and serves as Chair of our Risk Committee and as a member of our Nominating and Governance Committee and our Special Litigation Committee. He is a partner in the Washington D.C. office of the law firm of Morgan, Lewis & Bockius LLP, and a principal in the firm’s Morgan Lewis Consulting Group LLC, which assists business clients with communications, political and legal strategies. Mr. Marshall has held appointments in all three branches of the federal government. Prior to joining a predecessor of Morgan, Lewis & Bockius LLP in 2001, he served as Assistant to the President and Cabinet Secretary from 1997 to 2001. Mr. Marshall has served as Director of Legislative Affairs and Deputy Counsel to the Vice President, and as counsel to the Senate Judiciary Committee, the Senate Committee on Commerce, Science and Transportation and the Senate Government Affairs Committee. In 2006, he was confirmed by the United States Senate to serve on the Board of Governors of the United States Postal Service,

and served as Chairman prior to completing his service in 2013. Mr. Marshall serves as a director of Genesco Inc., a publicly-traded retailer of footwear, headwear, sports apparel and accessories. He also serves on the Board of Trustees of the Ford Foundation and the Ethics & Compliance Certification Institute. Mr. Marshall holds a bachelor’s degree and a juris doctor from the University of Virginia, and served as a law clerk for United States District Judge Barrington D. Parker.

In making the decision to nominate Mr. Marshall to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of politics and the public sector through his varied government service and consulting work; his understanding of organizational governance and oversight through his service as a director in the public, non-profit and for-profit sectors; his understanding of legal, regulatory and compliance issues through his education and experience as a lawyer; and his contribution to the Board’s cultural diversity.

CHARLES L. OVERBY	Director since 2001

Mr. Overby, age 71, has served as a director since December 2001, and serves as Chair of our Nominating and Governance Committee and as a member of our Special Litigation Committee. He also serves as a member of our Risk Committee. From 1989 until 2011, Mr. Overby served as Chief Executive Officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, and its predecessor, The Gannett Foundation. Mr. Overby served from 1997 to 2011 as Chief Executive Officer of The Freedom Forum’s affiliate, Newseum, an interactive museum in Washington, D.C. committed to educating visitors on free expression and the First Amendment. Prior to leading The Freedom Forum, Mr. Overby served for 16 years as a reporter, editor and corporate executive with Gannett Co., Inc., the nation’s largest newspaper company and publisher of USA TODAY, including roles as a Pulitzer Prize-winning editor at The Clarion-Ledger in Jackson, Mississippi. Mr. Overby serves as Chairman of the Overby Center for Southern Journalism and Politics at the University of Mississippi and on the Board of Trustees of the Andrew Jackson Foundation. Mr. Overby holds a bachelor’s degree from the University of Mississippi.

In making the decision to nominate Mr. Overby to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience and understanding of corporate governance as chief executive of several non-profit organizations; his understanding of media and public relations through his career as a journalist, print media executive and executive with other media-related organizations; his political experience; and his civic and community involvement and leadership.

JOHN R. PRANN, JR.	Director since 2000

Mr. Prann, age 67, has served as a director since December 2000, and serves as Chair of our Audit Committee. He also serves as a member of our Compensation Committee. From 2009 to 2016, Mr. Prann served as Chairman of the board of directors of a privately-held motorsports business. From 2012 to 2014, Mr. Prann served as a Senior Advisor to The Pritzker Group, a private capital, venture capital and asset management firm. From 1993 to 2001, Mr. Prann served as President, Chief Executive Officer and Chief Operating Officer of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer products and maintenance cleaning products. Mr. Prann also served as President and Chief Executive Officer of CRL, Inc., a diversified holding company that held a 25% interest in Katy Industries, Inc. Mr. Prann served as a director of CPAC, Inc., a publicly-traded chemicals and equipment business, and Dynojet Research, Inc. He has served as a partner with the accounting firm of Deloitte & Touche. Mr. Prann holds a bachelor’s degree in biology from the University of California, Riverside, and a master’s degree in business administration from the University of Chicago.

In making the decision to nominate Mr. Prann to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience as president and chief executive of a public company and his understanding of accounting and finance issues through his education and career.

Our Board unanimously recommends a vote “FOR” each of the 10 nominees.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2017 are described below under “Audit Matters.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, our Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018.

AUDIT MATTERS

Audit and Non-Audit Fees

The following table presents fees for audit, audit-related, tax and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2017 and 2016:

Fees	2017	2016
Audit Fees (1)	$1,320,932	$1,262,103
Audit-Related Fees (2)	310,126	310,745
Tax Fees (3)	289,499	310,111
All Other Fees (4)	1,995	1,995
Total	$1,922,552	$1,884,954

(1)

Audit fees for 2017 and 2016 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and assistance with filing prospectus supplements to our shelf registration statement.

(2)

Audit-related fees in 2017 include due diligence and accounting consultations related primarily to our acquisitions of New Beginnings Treatment Center, Inc., Center Point, Inc., Time to Change, Inc. and Rocky Mountain Offender Management Systems, LLC, and analysis of other prospective acquisitions.

(3)	Tax fees for 2017 and 2016 were for services consisting primarily of federal and state tax planning, including the Company’s activities relating to being taxed as a REIT.

(4)	All other fees for 2017 and 2016 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients.

Pre-Approval of Audit and Non-Audit Fees

Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2017 and 2016, our Audit Committee pre-approved all amounts disclosed under “audit,” “audit-related,” “tax” and “all other” fees by Ernst & Young, LLP in accordance with applicable rules.

Our Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by our Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before our Audit Committee for consideration and, if determined by our Audit Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that our Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. Our Audit Committee has delegated to its Chair, Mr. Prann, the authority to pre-approve services between meetings when necessary, provided the full Audit Committee is apprised of the services approved at its next regularly scheduled meeting.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Oversight of Financial Reporting

As part of its oversight of our financial statements, our Audit Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to the 2017 fiscal year, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles (“GAAP”) and reviewed significant accounting and disclosure issues with our Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Our Audit Committee also received the written disclosures and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with our Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Also with respect to fiscal 2017, our Audit Committee received periodic updates provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meetings and provided oversight during the process. At the conclusion of the process, management provided our Audit Committee with, and our Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. Our Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to our Board that our Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Submitted by the Audit Committee:

John R. Prann, Jr., Chair

Donna M. Alvarado

Anne L. Mariucci

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your non-binding advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section (the “CD&A”) and the accompanying tables contained in this Proxy Statement. At our 2017 Annual Meeting of Stockholders, our stockholders indicated on an advisory basis their preference that advisory votes to approve the compensation of our Named Executive Officers occur every year. Taking into account the non-binding advisory input of our stockholders and other relevant factors, our Board has determined to hold this advisory vote every year. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the non-binding advisory vote of compensation paid to our Named Executive Officers. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal.

Because your vote is advisory, it will not be binding on our Compensation Committee. However, our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A, which begins on page 27 of this Proxy Statement, and other sections of this Proxy Statement that provide additional details on our executive compensation, including our compensation philosophy and objectives and the 2017 compensation of our Named Executive Officers.

As described in detail in the CD&A, our executive compensation programs are designed to ensure our executive officers are rewarded appropriately for their contributions to us, and that our overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. Our programs are designed to attract and retain executive leadership who will execute our business strategy, uphold our values and deliver results and long-term value to our stockholders. Our goal is to have a substantial portion of executive compensation contingent upon our performance.

Our Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure our programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Our Compensation Committee has engaged PwC as an independent compensation consultant to assist it in reviewing and assessing, as well as providing advice and guidance on the design and market competitiveness of, our compensation strategies and plans.

We believe our executive compensation programs are structured in the best manner possible to align the interests of our management team with those of our stockholders in the management of our business, the pursuit of our strategic objections and the creation of long-term value.

Stockholders are being asked to vote on the adoption of the following resolution:

RESOLVED: That the stockholders of CoreCivic, Inc. approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders.

Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

EXECUTIVE OFFICERS

The following table sets forth our executive officers as of March 29, 2018:

Damon T. Hininger	Chief Executive Officer and President, Director
David M. Garfinkle	Executive Vice President and Chief Financial Officer
Patrick D. Swindle	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Scott D. Irwin	Executive Vice President, General Counsel and Secretary
Lucibeth N. Mayberry	Executive Vice President, Real Estate
Kim M. White	Executive Vice President, Human Resources

Set forth below are the biographies of each of our current executive officers, except for Mr. Hininger, whose biography is set forth under “Proposal 1 – Election of Directors.”

David M. Garfinkle, age 50, has served as our Executive Vice President and Chief Financial Officer since May 1, 2014. Mr. Garfinkle served as the Company’s Vice President of Finance and Controller from February 2001 to May 2014. From 1996 to 2001, Mr. Garfinkle served as Vice President and Controller for Bradley Real Estate, Inc., a publicly traded real estate investment trust. Prior to joining Bradley Real Estate, Inc., Mr. Garfinkle was a Senior Manager at KPMG Peat Marwick, LLP. Mr. Garfinkle is a Certified Public Accountant and holds a bachelor’s degree in business administration from St. Bonaventure University.

Patrick D. Swindle, age 42, has served as our Executive Vice President and Chief Corrections Officer since January 2018. From October 2016 to January 2018, Mr. Swindle served as our Senior Vice President, Operations. From April 2014 to October 2016, Mr. Swindle served as our Vice President, Treasury and Strategic Development. From August 2013 to April 2014, Mr. Swindle served as our Vice President, Strategic Development. From July 2009 to August 2013, Mr. Swindle served as our Vice President and Treasurer. Mr. Swindle joined the Company in 2007 as Managing Director, Treasury. Prior to joining the Company, he spent 10 years in equity research in the equity capital markets divisions of SunTrust Equitable Securities, Raymond James Financial Services, Inc. and Avondale Partners, LLC. During his time as an equity analyst, Mr. Swindle focused his research on outsourced business services, government and healthcare industries, including partnership corrections. He holds a bachelor’s degree in finance from Western Kentucky University.

Anthony L. Grande, age 48, has served as our Executive Vice President and our Chief Development Officer since July 2008. From September 2007 to July 2008, Mr. Grande served as our Senior Vice President, State Customer Relations. Mr. Grande joined the Company in 2003 as Vice President, State Customer Relations. Prior to joining the Company, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande holds a bachelor’s degree from The American University and a master’s degree in education from Vanderbilt University.

Scott D. Irwin, age 51, has served as our Executive Vice President, General Counsel and Secretary since June 2016. Previously, Mr. Irwin served as Senior Vice President, General Counsel and Secretary for Associated Estates Realty Corporation, a public REIT specializing in multifamily apartment properties, from 2013 to 2015. From 2010 to 2013, Mr. Irwin served as Executive Vice President, General Counsel and Secretary for Buffets, Inc. Previously, Mr. Irwin served in executive legal roles at International Paper Company and General Electric Company, as well as a Partner at an AmLaw 100 law firm. Mr. Irwin holds a bachelor’s degree from Kent State University and a juris doctor from The Ohio State University College of Law.

Lucibeth N. Mayberry, age 46, has served as our Executive Vice President, Real Estate since May 2015. From November 2013 to May 2015, Ms. Mayberry served as our Senior Vice President, Real Estate. From August

2008 to November 2013, Ms. Mayberry served as our Vice President, Deputy Chief Development Officer. From March 2006 to August 2008, Ms. Mayberry served as Vice President, Research, Contract and Proposals. Ms. Mayberry joined CoreCivic in May 2003 as Senior Director, State Partnership Relations, and was promoted to Managing Director, State Partnership Relations in 2004. Before joining CoreCivic, Ms. Mayberry served as a Senior Associate of the Taxation and Estate Planning Practice Group at the Nashville-based law firm Stokes, Bartholomew, Evans and Petree. Ms. Mayberry holds a bachelor’s degree from the University of Tennessee, a juris doctor from Vanderbilt University, and a master of laws degree in taxation from the University of Florida.

Kim M. White, age 57, has served as our Executive Vice President, Human Resources since May 2015. From November 2013 to May 2015, Ms. White served as our Senior Vice President, Human Resources. From March 2013 to November 2013, Ms. White served as our Vice President, Correctional Programs, and from August 2012 to March 2013, Ms. White served as Managing Director, Inmate Programs. Prior to joining CoreCivic, Ms. White served 26 years with the Federal Bureau of Prisons (BOP) in a wide variety of operational roles in the areas of Institutional Operations, Staffing and Inmate Programs, and, prior to her departure in 2012, as the Assistant Director, Human Resource Management Division, where she had oversight for the hiring, training and retention of the BOP’s 38,000 employees. In 2007, Ms. White received the Presidential Rank Award of Meritorious Executive for her leadership with the BOP. Ms. White holds a bachelor’s degree in corrections and criminal justice and a master’s degree in corrections, criminology and juvenile justice from Kent State University. She has also completed Harvard University’s Executive Education Program for senior managers in government.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement discusses the philosophy, objectives and elements of our executive compensation programs and the compensation awarded to our Named Executive Officers (“NEOs”), consisting of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives in 2017. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this Proxy Statement. Based on SEC proxy disclosure rules, the following individuals were our NEOs for the fiscal year ended December 31, 2017:

Damon T. Hininger	Chief Executive Officer and President
David M. Garfinkle	Executive Vice President and Chief Financial Officer
Harley G. Lappin*	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Lucibeth N. Mayberry	Executive Vice President, Real Estate

*         Mr. Lappin retired from his position as our Executive Vice President and Chief Corrections Officer effective January 1, 2018, but continues to be employed by the Company in a non-executive role, and is a nominee for election to our Board at the Annual Meeting.

Executive Summary

Our Company and Strategy

CoreCivic is a self-managed, fully integrated equity REIT that is one of the nation’s largest owners of partnership correctional, detention, and residential reentry facilities. We are one of the largest prison operators in the United States, and we believe we are the largest private owner of real estate used by government agencies. Under our three business offerings, CoreCivic Safety, CoreCivic Community and CoreCivic Properties, we offer multiple solutions that serve the public good by helping our government partners meet unique challenges in cost-effective ways.

The keystone of our business strategy is creating long-term value for our stockholders by pursuing profitable growth in our primary CoreCivic Safety correctional and detention business while diversifying our revenues and cash flows by prudently expanding our CoreCivic Community and CoreCivic Properties businesses.

•

CoreCivic Safety pursues profitable growth by improving performance under contracts with our existing government partners to maintain high renewal rates, marketing available facility capacity to existing and new government partners and providing new facility capacity as appropriate to meet specific partner needs.

•

CoreCivic Community, the second largest community corrections provider in the United States with 33 residential reentry centers containing 6,261 beds, prudently pursues opportunities to acquire residential reentry centers that will further expand the network of reentry assets we own and reentry services we provide to existing and new government partners.

•

CoreCivic Properties, which offers government partners and providers an attractive portfolio of facilities that can be leased for delivering mission-critical government services, not only supports CoreCivic Safety and CoreCivic Community by marketing our available facilities for lease (as an alternative to contracting for “turn-key” correctional, detention and residential reentry services), but prudently pursues opportunities to acquire existing government-leased assets and develop, build and lease new assets to our government partners.

2017 Company Performance Highlights

Facing a challenging operating environment, which included budgetary constraints and political transitions impacting many of our government partners, our management team remained focused on our operational and financial performance while continuing our progress in executing our long-term growth and diversification strategy. Highlights from 2017 include:

•

Although our financial performance was negatively impacted by the 2016 amendment and extension of the contract for our South Texas Family Residential Center, a decline of inmate populations from the State of California and the expiration of our contracts with the Federal Bureau of Prisons at our Eden Detention Center and our Cibola County Correctional Center, our full year financial results outperformed the high end of our 2017 financial guidance, as set forth in our quarterly earning’s press release dated November 2, 2016, for Net Income, Adjusted EBITDA, Diluted EPS, Adjusted EPS and Normalized FFO per diluted share:

	2017 Financial Guidance (November 2, 2016)
	Low End	Mid-Point	High End	Actual Performance
Net Income (in thousands)	$164,000	$170,000	$176,000	$178,040
Adjusted EBITDA (in thousands) (1)	$368,500	$376,500	$384,500	$387,881
Diluted EPS	$1.38	$1.44	$1.49	$1.50
Adjusted EPS (1)	$1.40	$1.45	$1.50	$1.57
Normalized FFO per diluted share (1)	$2.16	$2.22	$2.27	$2.38

(1)

Adjusted EBITDA, Adjusted EPS, and Normalized FFO per diluted share are measures calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Appendix for further discussion and reconciliations of these measures to their most comparable GAAP measures.

•

We completed an offering of $250.0 million principal amount of unsecured notes with a fixed stated interest rate of 4.75%, due October 15, 2027, using the net proceeds to pay down a portion of our revolving credit facility, which reduced our exposure to variable rate debt, extended our weighted average maturity and increased availability under our revolving credit facility to fund future growth opportunities.

CoreCivic Safety

•	Expanded contract with State of Ohio for up to an additional 996 offenders at our 2,016-bed Northeast Ohio Correctional Center

•	New three-year contract with City of Mesa, Arizona for up to 200 offenders at our 4,128-bed Central Arizona Florence Correctional Complex

•	New contract with State of Nevada for up to 200 offenders at our 1,896-bed Saguaro Correctional Facility in Arizona

•	New contract with Hamilton County, Tennessee to continue management, operation and maintenance of the 1,046-bed Silverdale Detention Center

•	New contract with Commonwealth of Kentucky Department of Corrections to house offenders at our previously idled 816-bed Lee Adjustment Center

CoreCivic Community

•	Acquired Arapahoe Community Treatment Center, a 135-bed residential reentry center in Colorado

•	Acquired Time to Change, Inc., a community corrections company with three residential reentry facilities in Colorado containing a total of 422 beds

•	Acquired Oklahoma City Transitional Center, a 200-bed residential reentry center in Oklahoma City, Oklahoma

•	Acquired Oracle Transitional Center, a 92-bed residential reentry center in Tucson, Arizona

CoreCivic Properties

•	Acquired Stockton Female Community Corrections Facility, a 100-bed residential reentry center in California leased to a third-party operator

•

Acquired portfolio of four properties leased to government agencies, including a 230-bed residential reentry center leased to the State of Georgia and three properties in North Carolina and Georgia leased to the General Services Administration

Stock Price Performance and TSR Ranking Within Our Peer Group

Our stock price decreased from a closing price of $24.46 at fiscal year-end 2016 to $22.50 for fiscal year-end 2017. We believe our stock price was impaired by the generally negative correlation between rising interest rates and public REIT valuations, stricter immigration and criminal justice policies espoused by the Trump Administration not directly translating into significant new contract awards or further utilization of idle capacity in our portfolio, the renegotiation in the fourth quarter of 2016 of the contract at our South Texas Family Residential Center and uncertainty regarding future utilization of out-of-state capacity by the California Department of Corrections and Rehabilitation at two of our facilities. Our total stockholder return (“TSR”) for 2017 and the three-year and five-year periods ended December 31, 2017, and ranking within our peer group, are illustrated below. On March 12, 2018, our closing stock price was $21.93.

	TSR	Percentile Ranking within Peer Group
One-Year TSR	(3.63)%	21	st
Three-Year TSR	(10.12)%	13	th
Five-Year TSR	1.14%	12	th

Pay for Performance

Pay for performance is an important component of our longstanding executive compensation philosophy. Our compensation approach is designed to incentivize our executives to substantially contribute individually and collaboratively to our long-term, sustainable growth. We use Normalized FFO per share as one of the primary performance metrics by which annual cash incentive compensation may be earned, and as the sole performance metric for the determination of vesting of performance-based restricted stock units (“RSUs”). As a REIT, we believe Normalized FFO reflects the value we deliver to our stockholders, as well as the earnings and cash-generating potential of our portfolio, and is comparable to performance metrics used by other REITs. In 2017, we added Adjusted EBITDA as a complimentary financial performance metric for our annual cash incentive plan because, unlike FFO, Adjusted EBITDA is not impacted by fluctuations in taxes and short-term financing issues, such as debt refinancing and equity issuances. We also allocated a portion of the total annual bonus opportunity to the achievement of objective, strategic business goals pre-established by our Compensation Committee that are related to the successful execution of our long-term growth and diversification strategy.

•

Financial Performance Drives Annual Cash Incentive Payout. We generally target 75% of base salary for bonus awards under our annual cash incentive plan for all of our NEOs, including our Chief Executive Officer. Provided we generate positive adjusted earnings per diluted share (“Adjusted EPS”), annual cash incentives awarded to our NEOs as a percentage of base salary are determined by our actual performance against pre-established Normalized FFO, Adjusted EBITDA and objective, strategic business goals. Despite a challenging environment, our 2017 financial results outperformed our full year financial guidance set forth in our quarterly earnings press release dated November 2, 2016 for Adjusted EPS, Normalized FFO and Adjusted EBITDA, and we achieved each of the strategic business goals adopted by our Compensation Committee. Our performance resulted in each of our NEOs earning an annual cash incentive payout at 156.79% of actual base salary:

	2017 Financial Guidance (November 2, 2016)
	Low End	Mid-Point	High End	Actual Performance	Bonus % of Base Salary
Adjusted EPS(1)	$1.40	$1.45	$1.50	$1.57	—
Normalized FFO per diluted share(1)	$2.16	$2.22	$2.27	$2.38	75.00%
Adjusted EBITDA (in thousands) (1)	$368,500	$376,500	$384,500	$387,881	56.79%
Strategic Business Goals(2)				100%	25.00%
Cash Incentive Bonus Earned:					156.79%

(1)

Adjusted EBITDA, Adjusted EPS, and Normalized FFO per diluted share are measures calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Appendix for further discussion and reconciliations of these measures to their most comparable GAAP measures.

(2)

The descriptions of our pre-established strategic business goals for 2017 and the bonus award levels available upon achievement of each such goal, are detailed under “Executive and Director Compensation—Executive Summary—NEO Compensation for 2017—Annual Cash Incentive Plan Compensation” in this Proxy Statement.

•

Performance-Based RSUs Align Interests of Executives with Stockholders. We align management’s interests with those of our stockholders by ensuring a substantial portion of each executive officer’s pay is at risk based on our objective performance. Long-term incentive compensation granted by our Compensation Committee consists solely of performance-based RSUs that vest ratably over a three-year vesting period based on our performance against pre-established Normalized FFO goals. If the pre-established Normalized FFO performance goal for any one year is not met, the tranche of RSUs for such year will not vest and will be forfeited. Our 2017 Normalized FFO performance of $2.38 per diluted share resulted in the vesting of the 2017 tranche of outstanding performance-based RSUs granted in 2017 and 2016. However, the 2017 tranche of performance-based RSUs granted in 2015 did not vest and was forfeited. The performance-based RSUs granted in 2017 and 2016 had a grant date fair value of $32.69 per share and $28.86 per share, respectively, but a realized value on the date they were earned and vested (February 22, 2018) of $21.67 per share.

Substantial Compensation Tied to Our Objective Performance

All of our equity is granted in the form of performance-based RSUs that vest only based upon our Normalized FFO performance, and our annual cash incentives are earned based upon our objective performance against pre-established financial performance and objective, strategic business goals. As a result, a substantial portion of executive compensation is at risk, paid based on our objective performance and tied to the interests of our stockholders and long-term value creation. The following chart illustrates the degree to which the actual total direct compensation of our CEO for 2017 was earned (or forfeited) based on our performance, as well as the value of performance-based RSUs voluntarily surrendered by, or not granted by our Compensation Committee at the request of, our CEO:

*     Base Salary, Annual Cash Incentive and Other Compensation values derive from the Summary Compensation Table for 2017 for Mr. Hininger. “Other Compensation” includes “Change in Nonqualified Deferred Compensation Earnings” and “All Other Compensation” as described in the Summary Compensation Table.

In support of the cost reduction plan we announced in 2016, Mr. Hininger voluntarily forfeited the 70,817 performance-based RSUs awarded to him in 2016, and, at Mr. Hininger’s request, our Compensation Committee did not award him any RSUs in 2017. Our 2017 Normalized FFO performance of $2.38 resulted in the vesting of the 2017 tranche of outstanding performance-based RSUs granted in 2017 and 2016, but the 2017 tranche of performance-based RSUs granted in 2015 did not vest and was forfeited. The table below sets forth the total value of at risk, incentive compensation Mr. Hininger did not receive for 2017 with respect to performance-based RSUs that were forfeited (voluntarily or based on performance) or not awarded to Mr. Hininger at his request:

Performance-Based RSUs Tranche	Performance- Based RSUs (#)	Disposition	Fair Value on 2018 Vesting Date(1)	Accumulated Dividend Equivalent Rights	Total Compensation Value
2017 Tranche of 2015 RSUs	16,125	Forfeited (Performance)	$349,429	$94,815	$444,244
2017 Tranche of 2016 RSUs	23,605	Forfeited (Voluntary)	$511,520	$87,811	$599,331
2017 Tranche of 2017 RSUs	21,882	Not Awarded (Voluntary)	$474,183	$36,762	$510,945

					$1,554,520

(1)	The performance-based RSUs granted in 2017 had a realized value on the date they were earned and vested (February 22, 2018) of $21.67 per share.

Compensation in Line with Market Median

In 2017, our Compensation Committee, with the assistance of PwC, performed a comprehensive review of our executive compensation program, which included an extensive competitive market analysis. The PwC competitive market analysis indicated:

•

Target total direct compensation for our NEOs (consisting of annual base salary, annual cash incentive and long-term equity-based incentive compensation) was in line with the market median of our peer group companies

•	The annual base salaries for several of our NEOs were substantially below the market median and the 50th percentile of our peer group companies

•	A greater amount of our long-term equity-based incentive compensation is subject to objective performance goals than many of our peer group companies

Significant Compensation Committee Actions in 2017

Prior to 2017, our Compensation Committee last conducted a comprehensive review of our executive compensation program in 2014 in connection with our conversion to a REIT. In 2017, our Compensation Committee, with the assistance of PwC, completed an in depth assessment of our executive compensation policies and practices to evaluate their alignment with our compensation philosophy and objectives, effectiveness and overall competitiveness as compared to market and peer group compensation practices. The 2017 assessment built upon the more targeted review of our incentive compensation programs our Compensation Committee completed, with the assistance of PwC, in 2016. With careful consideration of the analysis and competitive market data provided by PwC in 2016 and 2017, and other information it considered to be relevant, our Compensation Committee took the following actions in 2017:

•	Updated our peer group selection methodology and composition

•

Designed and adopted a four-factor formula for the determination of annual cash incentive compensation based on objective performance against pre-established goals for Adjusted EPS, Normalized FFO, Adjusted EBITDA and strategic business objectives

•	Increased base salaries of our NEOs to bring them closer to, but generally still below, the 50th percentile of our peer group companies

Compensation Best Practices and Governance

We are committed to managing our Company for the benefit of our stockholders, acting with the upmost integrity and serving as a responsible fiduciary to our stockholders regarding our executive compensation practices. Further, we are focused on adopting best practices and practicing good governance regarding our executive compensation programs that work within our objectives and which our Compensation Committee deems advisable. Compensation practices that illustrate these commitments include:

•	Our Compensation Committee, working with an independent compensation consultant, completed a comprehensive review of our executive compensation program during 2017

•	More than 74% of the compensation of our executive officers in 2017 was tied to performance

•	We maintain stock ownership guidelines for our directors and executive officers

•	We maintain anti-hedging and anti-pledging policies

•	We provide limited perquisites to our NEOs and other executive officers

•	We do NOT provide tax gross ups (except in connection with relocations)

•	Dividend equivalents on our performance-based RSUs are earned and paid in cash only when and to the extent the underlying RSUs become vested

Results of 2017 Advisory Vote to Approve Executive Compensation

At our 2017 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our NEOs with more than 98% of the votes cast voting in favor of our advisory “say on pay” proposal. Our Compensation Committee and the Company view these results as an indication that our stockholders support our executive compensation policies, and thus no changes were made to our compensation programs as a result of this vote. Nonetheless, our Compensation Committee regularly evaluates our executive compensation plans and policies, compensation best practices and market compensation trends, and considers alternatives for strengthening the alignment of our executive compensation program with our compensation philosophy and objectives, our business strategy, competitive market practices and long-term stockholder value creation.

Compensation Philosophy and Objectives

The foundational philosophy of our executive compensation programs is to provide a total mix of compensation, comprised of base salary, annual cash incentive compensation and long-term equity-based incentive awards, which enables us to attract and retain executive leadership that will execute our business strategy, uphold our values, deliver positive results and create long-term value for our stockholders. Accordingly, our Compensation Committee develops compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:

•

Performance-based: A significant component of total compensation should be determined based on whether or not we achieve objective performance criteria that are aligned with positive operational performance, the successful execution of our growth strategy and the creation of long-term stockholder value, and which do not encourage unreasonable risk-taking.

•

Competitive: Total compensation should be market competitive relative to our peers, with total direct compensation generally being targeted at or below the 50th percentile of our peer group. We believe targeting total direct compensation at or below the 50th percentile of our peer group enables us to recruit and retain the best talent for the organization, while achieving an appropriate balance between paying for performance and maintaining control of our compensation expense. As a consequence of our full year financial results outperforming the high end of our 2017 financial guidance, the 156.79% of base salary payout under our annual cash incentive plan substantially exceeded the 75% of base salary target, which resulted in 2017 total direct compensation for certain of our NEOs that moderately exceeded the median of our peer group companies:

NEO	2017 Total Direct Compensation	Peer Group Median Total Direct Compensation	Variance to Peer Group Median (%)
Damon T. Hininger	$2,277,306	$5,437,000	(58.11)%
David M. Garfinkle	$2,081,609	$1,927,000	8.02%
Harley G. Lappin	$2,123,125	$2,299,000	(7.65)%
Anthony L. Grande	$2,123,125	$2,107,000	0.76%
Lucibeth N. Mayberry	$1,740,150	$1,707,000	1.94%
ALL NEOs	$10,345,315	$13,477,000	(23.24)%

•

Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes both pay-for-performance and executive retention objectives, while encouraging prudent risk-taking that is aligned with our growth and diversification strategies.

•	Fair: Compensation levels and plan design should fairly reflect competitive practices and the relationship of compensation levels among our executives.

Process for Determining Compensation – Independent Review and Use of Market Data

Role of Compensation Committee

Our Compensation Committee establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our Second Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”). Our Compensation Committee annually reviews executive compensation and our compensation programs to ensure our CEO and the other executive officers are rewarded appropriately for their contributions to our success, and our overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. Our Compensation Committee conducts this review and makes compensation decisions through a comprehensive process involving a series of meetings primarily occurring in the first and second quarters of each year. Compensation Committee meetings typically are attended by our Compensation Committee members, legal advisors, our Chairman of the Board, our CEO and, upon request, PwC, the Compensation Committee’s independent compensation consultant. As with all Board committees, other Board members also have a standing invitation to attend our Compensation Committee’s meetings. Our CEO generally makes recommendations to our Compensation Committee regarding equity awards for the executive officers other than himself. Our Compensation Committee meets in executive session to the extent the members deem necessary or appropriate to ensure independent analysis and determinations. Additional information regarding our Compensation Committee and its meetings is included above under “Corporate Governance – Board of Director Meetings and Committees.”

In making executive compensation determinations, our Compensation Committee performs an overall analysis of the executive’s performance for the year, projected role and responsibilities, impact on execution of our strategy, external pay practices, emerging trends, total cash and total direct compensation positioning relative to our other executives, the recommendations of our CEO and such other factors our Compensation Committee deems appropriate. Our Compensation Committee also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, our Compensation Committee has determined we should provide our executives with compensation packages comprised of three primary elements:

1)	annual base salary, which takes individual performance into account and is designed to be competitive with median salary levels in an appropriate peer group;

2)	annual cash incentive compensation, which is determined based on the achievement of objective financial performance and strategic business goals established by our Compensation Committee; and

3)	long-term equity-based incentive awards that vest based on the performance of the Company, which strengthens the commonality of interests between executive officers and our stockholders.

Benefits and perquisites play a limited role in our executives’ total compensation packages. Our Compensation Committee believes that, as a result of our balance of long- and short-term incentives, our use of performance-based RSUs with dividend equivalents that provide a tie to our stockholders interests and our stock ownership guidelines, our executive compensation programs currently serve our compensation philosophy and objectives well.

Role of Independent Compensation Consultant

Since 2000, our Compensation Committee has engaged PwC from time to time to assist it in reviewing compensation strategies and plans and to provide market competitive data. When requested, PwC works directly with the chair of our Compensation Committee and, as directed by the chair of our Compensation Committee, with our CEO and other executive officers. PwC was selected due to its extensive experience in providing compensation consulting services. At our Compensation Committee’s request, PwC has from time to time performed compensation analyses, including peer and market comparisons, internal pay equity assessments, updating of the executive salary structure and modeling of executive compensation levels at different levels of company performance. These analyses and input from PwC have assisted our Compensation Committee in determining whether our strategies and plans were advisable based on the Company’s current financial position and strategic business goals, competitive with our peers and consistent with best practices, in corporate governance and compensation design. Additional information regarding the engagement and independence of

PwC as independent compensation consultant to our Compensation Committee is included above under “Corporate Governance – Board of Director Meetings and Committees.”

2017 Peer Group Review and Update

At the request of our Compensation Committee, PwC assessed and recommended adjustments with respect to our peer group selection methodology and composition. Based on the recommendations of PwC, our Compensation Committee adopted the following criteria for identifying appropriate companies to include in our peer group:

•	Owners and operators of multi-state facilities and complex operations;

•	Global Industry Classification Standard (GICS) Code 601010 – Equity REITs;

•	Revenues of $1 billion to $6 billion;

•	Greater than 10,000 employees;

•	Market capitalization between $3 billion to $6 billion;

•	Dividend payout ratio of greater than 60% of net income;

•	Investment in fixed assets of $1.5 billion to $6 billion;

•	Local competitors for executive talent; and

•	Future growth heavily dependent upon the acquisition or development of additional facilities.

Applying the foregoing selection criteria, the following companies were recommended by PwC and approved by our Compensation Committee for inclusion in our 2017 peer group:

• Brookdale Senior Living, Inc.	• LaSalle Hotel Properties
• CBL & Associates Properties, Inc.	• LifePoint Health, Inc.
• Cinemark Holdings, Inc.	• Packaging Corporation of America
• Duke Realty Corporation	• Penn National Gaming, Inc.
• Federal Realty Investment Trust	• Piedmont Office Realty Trust
• The Geo Group, Inc.	• Quanta Services, Inc.
• Encompass Health Corporation	• Rayonier, Inc.
(f/k/a Health South Corporation)	• Realty Income Corporation
• Hyatt Hotels Corporation	• Regal Entertainment Group
• Iron Mountain Incorporated	• Weingarten Realty Investors

Hospitality Properties Trust and Senior Housing Properties Trust, which were included in our 2016 peer group, were not included in our 2017 peer group because they are externally managed REITs.

While none of our peer group companies met all of the selection criteria, each peer group company met two or more of the selection criteria. Generally, we were at the 50th percentile of market capitalization among our peers, and between the 25th and 50th percentile of revenues and fixed assets of our peers.

NEO Compensation for 2017

Components of NEO Compensation

The primary components of the 2017 compensation program for our NEOs were:

•	Annual base salary;

•	Annual cash incentive compensation; and

•	Long-term incentive compensation consisting of RSU awards with performance-based vesting.

Annual Base Salary

We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Typically in the second quarter of each year, our Compensation Committee reviews and, if applicable, approves a revised annual salary plan for our executive officers, taking into account several factors, including prior year’s salary, responsibilities, tenure, individual performance, salaries paid by companies in our peer group for comparable positions, the Company’s overall pay scale and the Company’s recent and projected financial performance. As a general guideline, our Compensation Committee believes the base salary of each executive officer should be set at or below the 50th percentile of market survey and peer group benchmark data provided by PwC, subject to adjustment to account for the individual factors described above, in order to provide competitive base salaries for recruiting and retention purposes.

Our Compensation Committee also solicits the views and recommendations of our CEO, in consultation with our Chairman, when setting the base salaries of the other executive officers, given their respective insight into internal pay equity and positioning issues, as well as executive performance. At a Compensation Committee meeting typically held in the first or second quarter of each year, our CEO summarizes his assessment of the performance during the previous year of each of the other executive officers. Our CEO, in consultation with our Chairman, also provides his recommendations on any compensation adjustments. Our Compensation Committee approves any base salary adjustments for these executives based on factors such as the competitive compensation analysis, our CEO’s assessment of individual performance, the Company’s performance, the location of the executive’s current salary within the applicable salary range, general market conditions and internal pay equity considerations.

The process is similar for determining any base salary adjustments for our CEO, except our CEO does not provide our Compensation Committee with a recommendation. Our CEO presents a self-assessment of his performance during the year to our Compensation Committee, which then approves any base salary adjustment based on the factors described above with respect to our other executives. To the extent it deems necessary and appropriate, our Compensation Committee meets in executive session to discuss adjustments to the base salaries of our executive officers, including our CEO. Such adjustments typically take effect on or about July 1 of each year.

Prior to 2017, our Compensation Committee last engaged PwC in 2014 to provide a market assessment and benchmarking data for the total cash compensation paid to our executive officers. The updated market compensation survey and peer data PwC provided to our Compensation Committee in 2017 indicated the base salaries paid to our NEOs were substantially below the 50th percentile of their peers. After reviewing PwC’s updated peer and market data, and consulting with our CEO regarding the other NEOs’ responsibilities, performance and his recommendations, our Compensation Committee approved the following increases to the base salaries paid to our NEOs:

Name	2017 Base Salary	2016 Base Salary	Percentage Increase
Damon T. Hininger	$912,660	$861,000	6.0%
David M. Garfinkle	$429,570	$387,000	11.0%
Harley G. Lappin	$436,814	$412,089	6.0%
Anthony L. Grande	$436,814	$412,089	6.0%
Lucibeth N. Mayberry	$398,394	$314,600	26.6%

These base salary increases, in our Compensation Committee’s view, correctly positioned each of our NEO’s salary relative to the 50th percentile of our peer group companies. In addition to the aforementioned factors, in determining the base salary increase for Ms. Mayberry, our Compensation Committee considered the expansion of Ms. Mayberry’s role to include direct leadership responsibility for our CoreCivic Properties business and our mergers and acquisitions activities.

Annual Cash Incentive Plan Compensation

Our annual cash incentive plan provides our executive officers with an opportunity to earn cash compensation based on the extent to which objective performance goals set in advance by our Compensation Committee are met. Generally, our Compensation Committee sets the maximum bonus opportunity at 200% of actual base salary paid during the year, with a target bonus opportunity of 75% of actual base salary, and exercises negative discretion to determine the actual annual cash incentive award for each of our executive officers based on our performance against the pre-established, objective goals. Prior to 2017, our annual cash incentive plan utilized two financial performance metrics for determining annual cash bonus awards: Adjusted EPS and Normalized FFO. Provided we achieved positive Adjusted EPS for the year, the annual cash bonus earned by each of our NEOs was determined by our Normalized FFO performance.

In 2016, our Compensation Committee, with the assistance of PwC, completed a comprehensive review of the annual and long-term incentive compensation plans for our executive management team. Based on this review, our Compensation Committee concluded the competitiveness of our annual cash incentive plan for attracting, retaining and rewarding high performing executives, as well its alignment with our growth, investment and diversification strategies, would be improved by:

•	Adding Adjusted EBITDA as a complimentary financial performance metric to Normalized FFO

•	Allocating a portion of the total incentive compensation opportunity to the achievement of objective, strategic business goals

•	Providing for a minimum level of annual cash incentive compensation (assuming we achieve positive Adjusted EPS), while reducing the maximum bonus opportunity

Our Compensation Committee added Adjusted EBITDA as a complimentary financial performance goal to Normalized FFO because, unlike FFO, Adjusted EBITDA is not impacted by taxes and short-term financing issues, such as debt refinancing and equity issuances, that are not reflective of operating performance. Objective, strategic business goals were adopted as a performance metric because our Compensation Committee believes achieving meaningful progress in growing and diversifying our business and cash flows is critical to creating long-term value for our stockholders, but such progress may not be immediately reflected in our financial results. Our Compensation Committee believes the additional performance goals strike an appropriate balance in rewarding our executive officers for achieving positive financial results in the near-term, while strengthening their focus on the successful execution of our long-term growth strategy.

After careful consideration of the market data, peer benchmarking and input from PwC, our Compensation Committee adopted a four-factor formula (the “4-Factor Bonus Formula”) for the determination of awards to our executive officers under our annual cash incentive plan:

	2017 Bonus Opportunity
Performance Metric	Minimum	Target	Maximum
Adjusted EPS*	N/A	N/A	N/A
Normalized FFO	8.50%	38.70%	75.00%
Adjusted EBITDA	8.50%	38.70%	75.00%
Strategic Business Goals	—	—	25.00%
TOTAL	17.00%	77.40%	175.00%

*	Positive Adjusted EPS is required as a threshold for incentive awards.

Under the 4-Factor Bonus Formula, no cash incentive compensation is payable unless we generate positive Adjusted EPS for the year. Presuming we generate positive Adjusted EPS, the 4-Factor Bonus Formula provides for a minimum cash incentive of 17% of actual base salary, but contemplates the maximum bonus awarded will not exceed 175% (rather than 200%) of actual base salary. Whether the actual cash bonus will exceed the 17% minimum bonus principally depends on our objective performance against pre-established Normalized FFO and Adjusted EBITDA goals. An additional bonus amount not to exceed 25% of actual base salary may be awarded at the discretion of our Compensation Committee based on their assessment of our performance with respect to several pre-established, strategic business goals related to the successful execution of our long-term growth, investment and diversification strategy.

Our Compensation Committee established the following goals and corresponding cash bonus amounts under the 4-Factor Bonus Formula for Normalized FFO and Adjusted EBITDA based on the full year financial guidance set forth in our earnings press release dated November 2, 2016:

NORMALIZED FFO GOAL			ADJUSTED EBITDA GOAL
Normalized FFO per share	Bonus % of Base Salary		Adjusted EBITDA (in thousands)	Bonus % of Base Salary
	8.50%	Minimum Bonus		8.50%	Minimum Bonus
$2.16	11.52%		$368,683	11.52%
$2.17	14.54%		$369,963	14.54%
$2.18	17.56%		$371,244	17.56%
$2.19	20.58%		$372,525	20.58%
$2.20	23.60%		$373,805	23.60%
$2.21	26.62%		$375,086	26.62%
$2.22	29.64%		$376,367	29.64%
$2.23	32.66%		$377,647	32.66%
$2.24	35.68%		$378,928	35.68%
$2.25	38.70%	Target Bonus	$380,209	38.70%	Target Bonus
$2.26	41.72%		$381,489	41.72%
$2.27	44.74%		$382,770	44.74%
$2.28	47.76%		$384,051	47.76%
$2.29	50.78%		$385,332	50.78%
$2.30	53.80%		$386,612	53.80%
$2.31	56.82%		$387,893	56.82%
$2.32	59.84%		$389,174	59.84%
$2.33	62.86%		$390,454	62.86%
$2.34	65.88%		$391,735	65.88%
$2.35	68.90%		$393,016	68.90%
$2.36	71.92%		$394,296	71.92%
$2.37	75.00%	Maximum Bonus	$395,577	75.00%	Maximum Bonus

Adjusted EPS, Normalized FFO and Adjusted EBITDA are adjusted for any of the items set forth in Section 11.2 of the 2008 Plan. Adjusted EPS, Normalized FFO and Adjusted EBITDA are amounts calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Appendix for further discussion and reconciliations of these measures to their most comparable GAAP measures.

For 2017, we generated $1.57 of positive Adjusted EPS, $2.38 of Normalized FFO and $387,881,000 of Adjusted EBITDA, resulting in bonuses being earned under the 4-Factor Bonus Formula at 75.00% for our Normalized FFO performance and 56.79% for our Adjusted EBITDA performance. Our Compensation

Committee determined a bonus amount of 25.00% had been earned for our performance in achieving the pre-established 2017 strategic business goals:

Strategic Goal	Maximum Bonus (%)	2017 Performance	Actual Bonus Award (%)
Execute contract for CoreCivic Properties real estate-only solution (develop new facility or lease owned facility)	10%	100%	10%
Complete financing transaction that extends weighted average maturity, adds liquidity, reduces leverage, enables use of project-specific financing or lowers overall weighted average cost of capital	10%	100%	10%
Execute new contract(s) that offset(s) EBITDA erosion attributable to reduced California out-of-state populations	5%	100%	5%

Based on our 2017 performance, the following annual cash incentive plan compensation was awarded to our NEOs in February 2018 consistent with the 4-Factor Bonus Formula:

		Normalized FFO Goal		Adjusted EBITDA Goal		Strategic Business Goals		2017 Cash Incentive Compensation
Name	2017 Base Salary	Bonus (%)	Bonus ($)	Bonus (%)	Bonus ($)	Bonus (%)	Bonus ($)	Bonus (%)	Bonus ($)
Damon T. Hininger	$886,830	75.00%	$665,122	56.79%	$503,647	25.00%	$221,707	156.79%	$1,390,476
David M. Garfinkle	$408,285	75.00%	$306,214	56.79%	$231,872	25.00%	$102,071	156.79%	$640,157
Harley G. Lappin	$424,452	75.00%	$318,339	56.79%	$241,054	25.00%	$106,113	156.79%	$665,506
Anthony L. Grande	$424,452	75.00%	$318,339	56.79%	$241,054	25.00%	$106,113	156.79%	$665,506
Lucibeth N. Mayberry	$346,310	75.00%	$259,733	56.79%	$196,675	25.00%	$86,577	156.79%	$542,985

Performance-Based Equity Incentive Compensation

Our pay mix is shifted toward equity compensation because we believe long-term, equity-based incentive compensation strengthens and aligns the interests of our executive officers with our stockholders. Equity incentive awards are generally granted to our executive officers on an annual basis. For 2017, we granted all of our equity incentive awards in the form of performance-based RSUs, which align management’s interests with those of our stockholders by putting a substantial portion of an executive’s pay at risk and dependent upon our performance as a REIT.

Our Compensation Committee considered many factors in determining whether to grant performance-based RSUs to our NEOs (as well as the value of RSUs granted), including our financial performance, our progress in the successful execution of our growth and diversification strategy, competitive market practices, internal pay equity, executive recruitment and retention, and our focus on equity compensation in our pay mix to encourage long-term value creation. The grant date fair value of performance-based RSUs awarded in 2017 was 5% higher than RSUs awarded in 2016:

Name	2017 Performance-based RSUs Granted	Grant Date Fair Value
Damon T. Hininger(1)	—	$—
David M. Garfinkle	31,605	$1,033,167
Harley G. Lappin	31,605	$1,033,167
Anthony L. Grande	31,605	$1,033,167
Lucibeth N. Mayberry	26,028	$850,855

(1)

In support of the cost reduction plan we announced in 2016, Mr. Hininger voluntarily forfeited the 70,817 performance-based RSUs awarded to him in 2016, and, at Mr. Hininger’s request, our Compensation Committee did not award him any performance-based RSUs in 2017.

Terms of Performance-Based RSUs Granted in 2017. The performance-based RSUs we granted in 2017 vest based on our achievement of Normalized FFO goals in each year of a three-year vesting period. The amount of performance-based RSUs granted is divided into three equal tranches, with each tranche vesting if we achieve the pre-established Normalized FFO performance goal assigned to the vesting year. If we fail to achieve the Normalized FFO performance goal for any vesting year, the tranche for such year will not vest and will, instead, be forfeited.

The table below sets forth the Normalized FFO performance goal for each year in the three-year vesting period for the performance-based RSUs granted in 2017:

Period/Tranche	Normalized FFO Required for Vesting of Tranche Each Year
2017	$1.70
2018	$1.74
2019	$1.78

Outstanding Performance-Based RSUs Granted in 2016. In 2016, we granted performance-based RSUs that are subject to the same vesting principles as the performance-based RSUs granted in 2017. The table below sets forth the Normalized FFO performance goal for each year in the three-year vesting period for the performance-based RSUs granted in 2016:

Period/Tranche	Normalized FFO Required for Vesting of Tranche Each Year
2016	$2.25
2017	$2.31
2018	$2.38

Outstanding Performance-Based RSUs Granted in 2015. In 2015, we granted performance-based RSUs that are subject to the same vesting principles as the performance-based RSUs granted in 2017. The table below sets forth the Normalized FFO performance goal for each year in the three-year vesting period for the performance-based RSUs granted in 2015:

Period/Tranche	Normalized FFO Required for Vesting of Tranche Each Year
2015	$2.36
2016	$2.44
2017	$2.51

Vesting of Performance-Based RSUs Based on 2017 Performance. As set forth in the table below, our Normalized FFO of $2.38 for 2017 resulted in the vesting of the 2017 tranche for outstanding performance-based RSUs granted in 2017 and 2016, but the 2017 tranche of performance-based RSUs granted in 2015 did not vest and was forfeited. In accordance with the terms of the awards, the vesting occurs and shares are issued on the later of (i) delivery of the audited financial statements by the Company’s certified independent registered public accountants for the applicable fiscal year (in the Company’s filing of the Annual Report on Form 10-K) and

(ii) the applicable anniversary of the grant date. Thus, the tranche of the 2017 and 2016 performance-based RSUs that vested based on 2017 performance were deemed vested, and the shares were issued, on February 22, 2018.

Name	2017 Performance-Based RSUs that Vested based on 2017 Performance and Issued in 2018	2016 Performance-Based RSUs that Vested based on 2017 Performance and Issued in 2018	2015 Performance-Based RSUs that Vested based on 2017 Performance and Issued in 2018
Damon T. Hininger(1)	—	—	—
David M. Garfinkle	10,535	11,365	—
Harley G. Lappin	10,535	11,365	—
Anthony L. Grande	10,535	11,365	—
Lucibeth N. Mayberry	8,676	9,359	—

(1)

In support of the cost reduction plan we announced in 2016, Mr. Hininger voluntarily forfeited the 70,817 performance-based RSUs awarded to him in 2016, and, at Mr. Hininger’s request, our Compensation Committee did not award him any performance-based RSUs in 2017.

Dividend Equivalent Rights. The performance-based RSUs have associated dividend equivalent rights that are earned based on cash dividends paid by the Company while the award is unvested and outstanding. The dividend equivalent rights are paid in cash, and do not vest and are not paid until, and then only to the extent, the associated performance-based RSUs vest and the underlying shares are issued. This further aligns the executive officer’s interests with our stockholders, encourages dividend growth performance and does not result in any unearned compensation.

Non-Direct Compensation

Severance and Change in Control Benefits

We believe reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. We also believe a change in control arrangement will provide an executive security that will likely reduce any reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. In addition, we have sought to maintain a high level of consistency in the contractual terms applicable to all members of the executive team. We maintain employment agreements with each of our executive officers that provide cash severance equal to their then-current annual base salary for termination of employment by the Company without “cause” or resignation for “good reason,” and a double trigger payment of 2.99 times their base salary, plus certain other benefits, in the event of termination of employment by the Company without “cause” or resignation for “good reason” in connection with a “change in control.”

The executive employment agreements and the potential costs in the event of a change in control are reviewed periodically by our Compensation Committee, which stays abreast of developments and suggested best practices in compensation structure and design. The employment agreements with our executive officers other than Mr. Swindle were set to expire in December 2017. In 2017, we undertook a comprehensive review of the provisions of the executive employment agreements (including protections provided in the event of a change in control, compliance with applicable law and provisions related to post-termination non-competition, non-solicitation, confidentiality and non-disclosure) and, effective January 1, 2018, we entered into new employment agreements with each of our senior executives. The new employment agreements provide for an initial term of two years, with automatic renewal for an additional year absent notice of nonrenewal by the Company or the executive, update the base salary of the executive to the current amount, eliminate the accrual of paid vacation benefits and update post-termination covenants to enhance protections to the Company and ensure compliance with applicable law.

Under our equity award agreements, all outstanding equity awards would accelerate upon a change in control. Our Compensation Committee believes the single trigger equity acceleration encourages management to stay committed towards any potential transaction that may be in the best interests of our stockholders. For a detailed discussion of potential severance and change in control benefits, see “Potential Payments Upon Termination or Change in Control,” beginning on page 51 of this Proxy Statement.

Perquisites and Other Benefits

The Company has paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the NEOs who have relocated to Nashville, Tennessee in order to assume their positions with the Company. We permit limited tax gross up payments to our executives to cover the income tax associated with the taxable portions (if any) of such relocation reimbursement payments.

The NEOs are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, short-term disability insurance and dental insurance. Additionally, the Company pays supplemental life and long-term disability insurance premiums for the NEOs. Pursuant to their employment agreements and in order to encourage community involvement, the named executive officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance. We also pay for physicals for executive officers up to $2,000 per individual on an annual basis.

Retirement Plans

The Company maintains a qualified 401(k) plan. The Company matches a percentage of eligible employee contributions to our 401(k) Plan. Employer matching contributions are made in cash on a dollar-for-dollar basis up to 5% of the employee’s base salary and are 100% vested immediately.

The Company also maintains a nonqualified deferred compensation plan covering our executive officers and certain key employees (the “Executive Deferred Compensation Plan”). Under the terms of the Executive Deferred Compensation Plan, participants are eligible to defer up to 50% of their annual base salary and 100% of their incentive bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. Any compensation deferred and matching contributions, if any, earn a return based on a fixed rate that is established by the Company based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the Executive Deferred Compensation Plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service, subject to accelerated vesting in the event of a change in control, death, disability or retirement (age 62).

Guidelines and Policies

Executive Officer Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our executive officers and non-executive directors. The stock ownership guidelines are designed to align the economic interests of executive officers and our Board with those of stockholders, and to discourage excessive risk-taking by management and directors. Under these guidelines, each of our executive officers is expected to own a fixed number of shares of the Company’s common stock equal to three times such executive officer’s base salary on his or her hire or promotion date divided by the Company’s closing common stock price, as reported by the NYSE, on such date. Executive officers are expected to achieve these ownership levels, subject to a limited hardship exemption, within five years following their date of hire or promotion, as applicable, or (in the case of those serving at the time the guidelines were adopted) by March 1, 2012.

The following rules are used in determining share ownership of our executive officers and directors under the guidelines:

•	shares of common stock owned outright by the executive officer or director and his or her immediate family members who share the same household, whether held individually or jointly;

•	shares of restricted stock or RSUs where the restrictions have lapsed, even though such shares may be subject to an election made by the holder to defer receipt of the shares; and

•

shares held in trusts or other legal entities established for estate planning purposes with respect to which the executive officer or director retains beneficial ownership (due to complexities of these arrangements, requests to include shares held in such arrangements must be reviewed and approved by our Compensation Committee).

The guidelines were based, in part, on information provided by PwC that summarized the existence of such programs at Fortune 500 companies and reported on the most common types of such programs. Based on such research, our Board determined the ownership requirements were fair, yet challenging, ownership requirements and that five years was a reasonable time period during which executives and directors would be able to comply. Our Board believes these ownership guidelines encourage executive officers of the Company to act in the long-term interests of our stockholders, while discouraging excessive risk-taking.

Our guidelines and the compliance status of our NEOs as of the last quarterly review date of February 21, 2018 are shown in the table below:

Name	Shares Required by Guidelines	Number of Shares Held	Compliance Deadline
Damon T. Hininger	87,138	224,758	10/15/2014
David M. Garfinkle	32,777	84,106	5/1/2019
Harley G. Lappin(1)	—	—	—
Anthony L. Grande	35,671	39,510	8/21/2013
Lucibeth N. Mayberry	22,340	45,615	11/01/2018

(1)

Mr. Lappin retired from his position as our Executive Vice President and Chief Corrections Officer effective January 1, 2018. Effective January 1, 2018, Mr. Lappin was appointed to our Board and became subject to the stock ownership guidelines applicable to our non-executive directors.

Grant Timing Policy

To ensure our equity compensation awards are granted for stock option exercise price determinations:

•

Grants of equity awards for executive officers are typically made on the date of the February Compensation Committee meeting, after our Compensation Committee has had the opportunity to review full year results for the prior year and consider anticipated results for the current year.

•

Our Compensation Committee occasionally approves additional equity awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. For grants to executive officers, all such grants are approved by our Compensation Committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by our Compensation Committee at the time of approval.

•	The Company strives to ensure equity grants are made following the public release of important information such as year-end results or anticipated results for the succeeding year.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the tax deductibility of compensation over $1.0 million paid to the Chief Executive Officer and the three highest compensated officers (excluding the Chief Executive Officer) serving at the end of each fiscal year. Prior to the enactment of the Tax Cuts and Jobs Act (H.R. 1) (the “TCJA”) on December 22, 2017, which is effective for tax years beginning after December 31, 2017, the Section 162(m) limit on deductible compensation did not apply to compensation that constituted “qualified performance-based compensation” or that was paid to our Chief Financial Officer. To meet this exception for performance-based compensation, all of the following criteria must have been met:

•	the compensation is contingent on the attainment of one or more pre-established, objective performance goals;

•	the performance goals are set by our Compensation Committee;

•	the plan pursuant to which the performance-based compensation is determined are disclosed to and approved by our stockholders before the compensation is paid; and

•	our Compensation Committee certifies in writing that the performance goals and any other material terms of the performance-based compensation were satisfied.

All Compensation Committee actions in 2017 were taken prior to the enactment of the TCJA and prior to November 2, 2017, and our Compensation Committee made reasonable efforts to ensure the Company’s performance-based awards constituted “qualified performance-based compensation” under Section 162(m) while simultaneously providing appropriate rewards for actual performance; however, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so. Additionally, the Compensation Committee also believes that stockholder interests are best served if we retain discretion and flexibility in awarding compensation to our NEOs, even where the compensation paid under such programs may not be fully deductible, and the Compensation Committee has approved and will continue to approve, the payment of compensation outside of the deductibility limitations of Section 162(m).

As a result of the enactment of the TCJA, the exception of allowing the full deductibility of “qualified performance-based compensation” will no longer apply to compensation paid after January 1, 2018, unless paid pursuant to a written binding contract, such as certain long-term equity incentive compensation awards that the Compensation Committee granted in 2017 in effect on or before November 7, 2017. The Compensation Committee will continue to retain the flexibility to design and maintain the Company’s executive compensation programs in a manner that is most beneficial to the Company’s stockholders, including the payment of compensation that may not be deductible under Section 162(m).

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to our Board that our Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee:

Donna M. Alvarado, Chair

Robert J. Dennis

Mark A. Emkes

John R. Prann, Jr.

Summary Compensation Table

The following table summarizes the compensation earned or paid to our Named Executive Officers for service in the fiscal years ended December 31, 2017, 2016 and 2015, with the exception of Ms. Mayberry, who first became a Named Executive Officer in 2017:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Damon T. Hininger	2017	$886,830	$—	$1,390,476	$32,303	$64,048	$2,373,657
President and Chief Executive Officer	2016	$861,000	$2,043,779	$86,100	$29,355	$80,964	$3,101,198
	2015	$882,807	$1,946,449	$450,232	$25,148	$100,681	$3,405,317
David M. Garfinkle	2017	$408,285	$1,033,167	$640,157	$7,688	$37,312	$2,126,609
Executive Vice President and Chief Financial Officer	2016	$387,000	$983,982	$38,700	$6,930	$42,145	$1,458,757
	2015	$387,347	$937,109	$197,547	$5,697	$41,738	$1,569,438
Harley G. Lappin	2017	$424,452	$1,033,167	$665,506	$4,010	$35,134	$2,162,269
Executive Vice President and Chief Corrections Officer	2016	$412,089	$983,982	$41,209	$5,677	$53,076	$1,496,033
	2015	$422,527	$937,109	$215,489	$4,347	$55,789	$1,635,261
Anthony L. Grande	2017	$424,452	$1,033,167	$665,506	$18,368	$36,492	$2,177,985
Executive Vice President and Chief Development Officer	2016	$412,089	$983,982	$41,209	$16,901	$44,588	$1,498,769
	2015	$422,527	$937,109	$215,489	$14,793	$49,941	$1,639,859
Lucibeth N. Mayberry	2017	$346,310	$850,855	$542,985	$7,667	$22,999	$1,770,816
Executive Vice President, Real Estate

(1)

The amounts shown in this column represent the aggregate grant-date fair value of performance-based RSUs granted during the given year calculated in accordance with FASB ASC Topic 718. Performance-based RSUs vest based upon achieving normalized FFO performance objectives that were pre-established by our Compensation Committee. The grant date values for the 2017 performance-based RSUs reflect the probable outcome that the performance conditions will be met as estimated on the date of grant. At the time of grant for the 2017 performance-based RSUs, it was determined that maximum performance under the performance condition was the probable outcome, and thus the grant date fair value was determined based on $32.69 per share (reflecting such probability) multiplied by the maximum number of shares that may vest, which equates to the number granted. All grants of equity awards were made under the 2008 Plan and are subject to individual award agreements. RSUs earn dividend equivalent rights that accumulate and are paid in cash when and only to the extent the underlying award vests. In support of the cost reduction plan announced by the Company on September 27, 2016, Mr. Hininger voluntarily forfeited the 70,817 performance-based RSUs awarded to him on February 19, 2016, and requested that our Compensation Committee not award him any equity-based compensation in 2017.

(2)

The amounts shown in this column reflect cash incentive plan compensation earned pursuant to the Company’s annual cash incentive plan, which is discussed in detail on page 37 under the heading “Annual Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)

The amounts shown in this column represent above-market earnings on amounts that the Named Executive Officer chose to defer pursuant to the Company’s Executive Deferred Compensation Plan (“DCP”), which is more fully described under the heading “Nonqualified Deferred Compensation in 2017.” Amounts shown are based on the excess of the Company’s fixed rate for 2017 of 5.00% over 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Code of 2.72%.

(4)	The amounts shown as All Other Compensation for 2017 include the following:

Name	401(k) Plan Matching Contributions	DCP Matching Contributions	Life Insurance Premiums	Long-Term Disability Premiums (a)
Damon T. Hininger	$ 13,250	$ 35,396	$ 2,398	$ 13,004
David M. Garfinkle	$ 13,250	$ 9,099	$ 3,091	$ 11,872
Harley G. Lappin	$ 13,250	$ —	$ 7,607	$ 14,277
Anthony L. Grande	$ 13,250	$ 10,033	$ 2,273	$ 10,936
Lucibeth N. Mayberry	$ 13,250	$ —	$ 1,788	$ 7,961

(a)	The Company pays the long term disability premiums of its executive officers and certain other employees, but does not pay such premiums for all employees.

Grants of Plan-Based Awards in 2017

The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2017:

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Minimum	Target	Maximum	Threshold	Target	Maximum	Grant Date Fair Value of RSU Awards ($) (3)
Damon T. Hininger	2/16/2017	$150,761	$686,406	$1,551,953	—	(2)	—	$—
David M. Garfinkle	2/16/2017	$69,408	$316,013	$714,499	10,535	(2)	31,605	$1,033,167
Harley G. Lappin	2/16/2017	$72,157	$328,526	$742,791	10,535	(2)	31,605	$1,033,167
Anthony L. Grande	2/16/2017	$72,157	$328,526	$742,791	10,535	(2)	31,605	$1,033,167
Lucibeth N. Mayberry	2/16/2017	$58,873	$268,044	$606,043	8,676	(2)	26,028	$850,855

(1)

The amounts shown in these columns reflect the minimum (17.00% of base salary), target (77.40% of base salary) and maximum (175.00% of base salary) amounts that each of the Named Executive Officers could have earned for the fiscal year ended December 31, 2017 pursuant to the Company’s annual cash incentive plan, based on positive Adjusted EPS, Normalized FFO, Adjusted EBITDA and strategic business goals, as discussed in detail on page 37 under the heading “Annual Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts actually awarded to each of the named executive officers are reflected in the Summary Compensation Table.

(2)

The amounts shown in these columns as threshold reflect the minimum number (or 1/3rd of the granted amount) of performance-based RSUs that could vest if only one tranche of the performance-based RSUs achieve the Normalized FFO performance goals. Maximum reflects vesting in full of all of the performance-based RSUs granted, which occurs when maximum performance under the Normalized FFO performance goals is achieved for each of 2017, 2018 and 2019, resulting in the vesting of each of the three tranches following each such year. Target is not established, as vesting may range from 1/3rd, 2/3rd or 100% of the number of performance-based RSUs granted. The performance-based RSUs were awarded pursuant to the Company’s 2008 Plan and have dividend equivalent rights payable in cash, but only to the extent and when the performance-based RSUs vest and the underlying shares are issued. The performance-based RSUs are discussed in detail beginning on page 39 under the heading “Performance-Based Equity Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)

The amounts shown in this column represent the aggregate grant-date fair value of the performance–based RSUs granted in 2017 calculated in accordance with FASB ASC Topic 718. These awards vest in 1/3rd increments based upon achieving Normalized FFO performance goals that were pre-established by our Compensation Committee. At the time of grant for the 2017 performance-based RSUs, it was determined that maximum performance under the performance condition was the probable outcome, and thus the grant date fair value was determined based on $32.69 per share for the February 16, 2017 grants (reflecting such probability) multiplied by the maximum number of shares that may vest, which equates to the number of performance-based RSUs granted. No options were granted to our Named Executive Officers in 2017.

Employment Agreements

Effective January 1, 2018, the Company entered into new employment agreements with each of our NEOs, which replaced existing employment agreements, most of which were scheduled to expire on December 31, 2017. Each agreement has a two-year initial term, and is subject to one automatic one-year renewal unless either party provides notice of non-renewal at least 60 days in advance of the expiration of the initial term. Each of these agreements provides for a minimum annual salary. In addition, during the term, the executives are eligible to participate in all compensation or employee benefit plans or programs maintained by the Company for the benefit of its salaried employees or senior executives from time to time. These plans and programs may include health and life insurance. In addition, during the term, these agreements provide for reimbursement for certain professional and civic memberships that are approved in advance by the Company. Each of the employment agreements, provides for severance benefits which are more fully discussed under “Potential Payments Upon Termination or Change in Control” in the “Compensation Discussion and Analysis” included in this Proxy Statement.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information concerning options and unearned performance-based RSUs for each of the Named Executive Officers that were outstanding as of December 31, 2017:

	Option Awards (1)				RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Damon T. Hininger	38,112		$22.72	2/20/2018
	14,027		$24.00	8/14/2018
	35,324		$17.38	8/13/2019
	126,924		$17.57	2/18/2020
	107,298		$20.78	2/23/2021
	139,273		$22.34	3/16/2022
David M. Garfinkle	10,020		$9.13	2/18/2019
	19,385		$17.57	2/18/2020
	16,314		$20.78	2/23/2021	22,730	$511,425
	21,175		$22.34	3/16/2022	31,605	$711,113
Harley G. Lappin					22,730	$511,425
					31,605	$711,113
Anthony L. Grande					22,730	$511,425
					31,605	$711,113
Lucibeth N. Mayberry	21,175		$22.34	3/16/2022	18,719	$421,178
					26,028	$585,630

(1)

Option awards reflect the equitable and proportionate adjustments made to our outstanding options as a result of our REIT conversion special dividend of $6.66 per share paid in May 2013, resulting in an increase in the outstanding number of options and a corresponding reduction in the exercise price.

(2)

Performance-based RSUs granted in 2015, 2016 and 2017 vest and are earned based upon achieving Normalized FFO goals that are pre-established by our Compensation Committee, with 1/3rd of the amount granted being earned and vested per year if we achieve the Normalized FFO goal for that year. If the Normalized FFO goal for that year is not achieved, then the 1/3rd tranche would not vest and is forfeited. Based on our Normalized FFO of $2.38 for 2017, 1/3rd of the 2016 and 2017 performance-based RSUs vested. However, the 2017 1/3rd tranche of the 2015 performance-based RSUs did not vest and was forfeited. The vesting date does not occur until delivery of the audited financial statements by the Company’s certified independent registered public accountants for the respective fiscal year, or one-year anniversary, whichever is later. This table thus includes (a) the 1/3rd tranche of 2016 performance-based RSUs that vested in February 2018 based on 2017 performance and (b) the 1/3rd tranche of 2017 performance-based RSUs that vested in February 2018 based on 2017 performance. This table also includes the remaining 1/3rd tranches that vest based on 2018 and 2019 performance, as applicable. For further discussion of the performance-based RSUs, see “Performance-Based Equity Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

Option Exercises and Stock Vested in 2017

The following table sets forth information regarding the exercise of stock options and the vesting of performance-based RSUs during the fiscal year ended December 31, 2017 for each of the Named Executive Officers.

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Damon T. Hininger	13,409	$119,916	36,156	$1,229,304
David M. Garfinkle	43,409	$467,006	28,759	$977,806
Harley G. Lappin	—	$—	28,772	$978,248
Anthony L. Grande	—	$—	28,772	$978,248
Lucibeth N. Mayberry	6,236	$60,000	21,739	$739,126

(1)

The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring such shares.

(2)

The value realized on vesting of performance-based RSUs was calculated as the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of units vested. The performance-based RSUs that vested in 2017 were earned and vested based on our achievement of the applicable Normalized FFO goals for 2016.

Nonqualified Deferred Compensation in 2017

The following table sets forth information concerning contributions made by the Named Executive Officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2017:

Name	Executive Contributions in 2017 (1)	Company Contributions in 2017 (2)	Aggregate Earnings in 2017 (3)	Aggregate Withdrawals/ Distributions in 2017	Aggregate Balance at 12/31/2017 (4)
Damon T. Hininger	$39,778	$35,396	$70,840	$—	$1,531,227
David M. Garfinkle	$10,101	$9,099	$16,859	$—	$366,674
Harley G. Lappin	$—	$—	$8,794	$(188,359)	$105,108
Anthony L. Grande	$23,283	$10,033	$40,280	$—	$866,566
Lucibeth N. Mayberry	$—	$—	$16,813	$—	$353,071

(1)

Of the amounts shown in this column, the following amounts are included in the “Salary” column of the Summary Compensation Table for 2017: Mr. Hininger - $35,473; Mr. Garfinkle - $8,166; and Mr. Grande - $21,223; the remaining amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2017.

(2)

Of the amounts shown in this column, the following amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table for 2017: Mr. Hininger - $35,396; Mr. Garfinkle - $9,099; and Mr. Grande - $10,033.

(3)

Of the amounts shown in this column, the following amounts are reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2017: Mr. Hininger - $32,303; Mr. Garfinkle - $7,688; Mr. Lappin - $4,010; Mr. Grande - $18,368; and Ms. Mayberry - $7,667.

(4)

Of the amounts shown in this column, the following amounts were reported as compensation to the NEOs in the Summary Compensation Table for 2017, 2016 and 2015: Mr. Hininger - $103,172 for 2017, $120,411 for 2016 and $155,000 for 2015; Mr. Garfinkle - $24,953 for 2017, $28,712 for 2016 and $55,412 for 2015; Mr. Lappin -$4,010 for 2017, $44,419 for 2016 and $51,349 for 2015; Mr. Grande - $49,624 for 2017, $57,694 for 2016 and $73,710 for 2015; and Ms. Mayberry - $7,667 for 2017.

The Executive Deferred Compensation Plan is an unfunded, non-qualified deferred compensation plan maintained by the Company for certain of its senior executives and other key employees, including the NEOs. Eligible employees who participate in the Executive Deferred Compensation Plan may defer a portion of their compensation by electing to contribute such compensation to the plan.

Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their annual cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service. Each participant, however, shall become 100% vested in the matching contribution amounts upon termination of employment by reason of death, disability or retirement or upon the occurrence of a change in control; provided, however, that the Participant shall not become vested upon the occurrence of a change in control to the extent such vesting would cause any portion of his or her deferred compensation benefits to constitute an “excess parachute payment” under Section 280G of the Code.

Distributions to senior executives are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.

During 2017, the Company provided a fixed return of 5.00% to participants in the Executive Deferred Compensation Plan, which rate was based on the return received by the Company on the life insurance policies the Company has purchased on the lives of certain participating executives, including each of the Named Executive Officers. The life insurance policies are intended to partially fund distributions from the Executive Deferred Compensation Plans, and the Company is the sole beneficiary of such policies. The Company has established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control

Each of our NEOs is eligible to receive certain payments upon termination of employment under the circumstances described below:

Retirement. In the event of a termination of employment due to retirement (generally after attaining age 62), our equity award agreements provide that:

•

vested options would be exercisable for the remaining stated term of the option (as opposed to a voluntary or for “cause” termination, in which case the NEO would generally have three months following termination to exercise vested options); and

•

if the retirement is effective after December 31 of any fiscal year but prior to the applicable performance-based RSU vesting date with respect to such year (which typically occurs in February of the immediately following fiscal year), the applicable portion of unvested performance-based RSUs, if any, that would vest on such vesting date but for the NEO’s termination of employment would vest and be issued to the NEO despite the fact that the NEO is no longer an employee of the Company on such vesting date.

Furthermore, in the event of an NEO’s retirement, matching contributions under the Executive Deferred Contribution Plan would become 100% vested.

Death or Disability. In the event of death or disability, benefits under our disability plan and payments under our life insurance plan, as applicable, would be payable, which, in the event of death, would equal twice the executive’s compensation subject to certain caps. In addition, matching contributions under the Executive Deferred Contribution Plan would become 100% vested.

In accordance with the terms of our equity award agreements, in the event of the death or disability of a Named Executive Officer (1) all performance-based RSUs will become immediately and fully vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Termination Without Cause or for Good Reason. In accordance with the employment agreements with our current executive officers, if we terminate the employment of the executive without “cause,” or if the executive terminates the employment for “good reason,” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in instalments in accordance with the terms of the agreements.

Change in Control. In accordance with the terms of our equity award agreements, in the event of a change of control (1) all performance-based RSUs will become immediately and fully vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Our Executive Deferred Compensation Plan provides that upon a change in control, the matching contributions would become 100% vested, unless such vesting would cause any portion of the deferred compensation benefits to constitute an “excess parachute payment” under Section 280G of the Code.

Qualifying Termination Within 180 days of a Change in Control. Pursuant to each of the employment agreements with our current executive officers, in the event of a termination by the Company (other than for “cause”) or (subject to certain procedural requirements) termination by the executive for “good reason,” within one-hundred eighty (180) days following a change in control, each NEO would be entitled to receive a lump sum cash payment equal to 2.99 times his or her base salary then in effect, and the NEO would continue to be covered under existing life, medical, disability and health insurance plans for a period of one year. All severance payments are made promptly after the time of termination in order to make a clean separation from, and avoid continued entanglement with, the NEO.

Definitions. Our employment agreements with our current executive officers and our equity plans generally provide for the following definitions:

The definition of “Good Reason” means when the executive terminates employment with the Company due to (i) a material reduction in the duties, powers or authority of the executive as an officer or employee of the Company or (ii) relocation of the Company’s headquarters to a location more than 30 miles outside of the Nashville, Tennessee metropolitan area, in either case without the executive’s consent. A termination under these circumstances shall be due to Good Reason only if (A) the executive notifies the Company of the existence of the condition that otherwise constitutes Good Reason within thirty (30) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following its receipt of executive’s notice of the condition constituting Good Reason (the “Cure Period”) and (C) if the Company fails to remedy the condition constituting Good Reason during the Cure Period, the executive terminates employment with the Company due to the condition within thirty (30) days of the expiration of the Cure Period.

The definition of “Cause” includes, among other things, the death or permanent disability of the executive, conviction of certain felonies or criminal acts, willful or material wrongdoing (including dishonesty or fraud), material breach by the executive of his employment agreement or of his fiduciary duty to the Company or its stockholders, material violations of the Company’s Code of Conduct or intentional violation of any applicable law or regulation affecting the Company in a material respect, which event, action or breach may be subject to a right of the executive to cure under certain conditions.

The definition of “Change in Control” generally means:

•	a “change in the ownership of the Company”;

•	a “change in the effective control of the Company”; or

•	a “change in the ownership of a substantial portion of the assets of the Company”,

as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

Table of Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the NEOs in the event of termination of such executive’s employment. The amount of compensation payable to each NEOs upon a change of control, qualifying termination in connection with a change in control, involuntary termination not for cause, and in the event of disability or death of the executive is shown below. The amounts assume that such event was effective as of December 31, 2017, and thus do not include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the NEOs upon their termination. The amounts shown do not include: (i) benefits earned during the term of our NEOs’ employment that are available to all salaried employees, and (ii) 2017 cash incentives that were earned as of December 31, 2017. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Reference below to RSUs means our performance-based RSUs, and includes all dividend equivalent rights.

Name	Change in Control Only	Qualifying Termination upon Change in Control	Involuntary Termination Without Cause	Death or Disability
Damon T. Hininger
Accelerated Vesting of RSUs (1)	$—	$—	$—	$—
Cash Severance (2)	$—	$2,728,853	$912,660	$—
Insurance Benefits (3)	$—	$31,181	$—	$1,500,000
Total:	$—	$2,760,034	$912,660	$1,500,000
David M. Garfinkle
Accelerated Vesting of RSUs (1)	$1,360,190	$1,360,190	$—	$1,360,190
Cash Severance (2)	$—	$1,284,414	$429,570	$—
Insurance Benefits (3)	$—	$30,214	$—	$1,305,000
Total:	$1,360,190	$2,674,818	$429,570	$2,665,190
Harley G. Lappin
Accelerated Vesting of RSUs (1)	$1,360,190	$1,360,190	$—	$1,360,190
Cash Severance (2)	$—	$1,306,074	$436,814	$—
Insurance Benefits (3)	$—	$9,240	$—	$1,358,000
Total:	$1,360,190	$2,675,504	$436,814	$2,718,190
Anthony L. Grande
Accelerated Vesting of RSUs (1)	$1,360,190	$1,360,190	$—	$1,360,190
Cash Severance (2)	$—	$1,306,074	$436,814	$—
Insurance Benefits (3)	$—	$29,114	$—	$1,415,000
Total:	$1,360,190	$2,695,378	$436,814	$2,775,190
Lucibeth N. Mayberry
Accelerated Vesting of RSUs (1)	$1,120,169	$1,120,169	$—	$1,120,169
Cash Severance (2)	$—	$1,191,198	$398,394	$—
Insurance Benefits (3)	$—	$27,392	$—	$1,052,000
Total:	$1,120,169	$2,338,759	$398,394	$2,172,169

(1)

Represents the value of accelerated vesting of performance-based RSUs, which occurs upon a change in control (whether or not the executive’s employment is terminated) and upon the death or disability of the executive.

Accelerated vesting of performance-based RSUs is calculated using the NYSE closing market price on December 29, 2017 ($22.50 per share), and includes the outstanding dividend equivalents associated with such RSUs that similarly vest on an accelerated basis.

(2)

In the event of an involuntary termination absent a change in control and without cause, represents an amount equal to 100% of current base salary paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2017. In the event of a qualifying termination upon a change in control, represents an amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.

(3)

In the event of a qualifying termination upon a change in control, represents the premiums expected to be paid based upon the types of insurance coverage the Company carried for such executive as of December 31, 2017 and the premiums in effect on such date. In the event of death, represents the payouts under life insurance policies, equal to two times total cash compensation, subject to certain caps. The benefits payable under supplemental long-term disability policies in the event of a disability are not shown in the table. In general, executive officers are entitled to higher payment formulas and higher caps for a potentially longer period of time than other employees under supplemental long term disability policies.

2017 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K under the Exchange Act, we are disclosing the ratio of CEO pay to the median employee pay of all our employees (other than the CEO) in 2017, calculated in accordance with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO to the median total compensation of all employees (other than our CEO) for 2017 was 62 to 1. This ratio was based on the following:

•	the annual total compensation of our CEO, determined as described in the Summary Compensation Table included in this Proxy Statement, was $2,373,657; and

•	the median of the total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $38,236.

To calculate our CEO pay ratio, we are required to identify a median employee based on our total workforce, without regard to their location, compensation arrangements or employment status (i.e., full-time or part-time). The methodology, as well as the material assumptions and estimates, we used to determine the median of the total compensation of our employee population were as follows:

•

Total Employee Population: We determined that, as of November 30, 2017, the date we selected to identify the median employee, our employee population consisted of approximately 12,600 individuals. As permitted by Item 402(u) of Regulation S-K, we excluded from our total employee population those individuals who became our employees as the result of our acquisition during the 2017 calendar year of Arapahoe Community Treatment Center Inc., Center Point, Inc., New Beginnings Treatment Center, Inc. and Time to Change, Inc., which comprised approximately 139 employees.

•

Compensation Measure Used to Identify the Median Employee: For purposes of measuring the total compensation of our employees to identify the median employee, we used base salary, including overtime pay, for the period beginning December 1, 2016 and ending November 30, 2017. We used base salary, including overtime pay, as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. As a result, we believe base salary, including overtime pay, provides an accurate depiction of total earnings for the purpose of identifying our median employee. Compensation for employees hired during the period was annualized as permitted by SEC rules.

•

Total Compensation of Median Employee: In order to determine the total compensation of the median employee, we identified and calculated that employee’s base salary, including overtime pay, for the period beginning December 1, 2016 and ending November 30, 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total compensation of $38,236.

•

Annual Total Compensation of CEO: With respect to the annual total compensation of our CEO, in accordance with SEC rules, we used the amount reported for Mr. Hininger in the “Total” column for 2017 in the Summary Compensation Table included in this Proxy Statement.

•

Special Circumstances for 2017: In support of the cost reduction plan we announced in 2016, at Mr. Hininger’s request, our Compensation Committee did not award him any RSUs in 2017. Consequently, Mr. Hininger’s annual total compensation (and the resulting pay ratio) for 2017 is lower than it would have been had our Compensation Committee not taken such action. If our Compensation Committee had awarded RSUs to Mr. Hininger in 2017, our CEO’s annual total compensation for 2017 would have been approximately $4,519,625, and the resulting pay ratio would have been 118 to 1.

Our reported pay ratio information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. As a result, our pay ratio may not be comparable to the pay ratio reported by other companies.

Director Compensation

Non-employee directors (i.e., all directors other than Messrs. Hininger and Lappin) are compensated pursuant to our Non-Employee Directors’ Compensation Plan and the 2008 Stock Plan, which for 2017 provided for the following:

•	Annual equity grants;

•	Annual Board, committee and committee chair retainers; and

•	Board and committee unscheduled meeting fees.

Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-executive directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.

The retainers paid to our non-employee directors for 2017 are as follows:

Retainers and Fees	2017
Independent Board Chairman retainer	$100,000
Non-Chair Board retainer	$80,000
Audit Committee member retainer	$8,000
Special Litigation Committee member retainer	$20,000
Other committee member retainer	$4,000
Audit Committee chair retainer	$20,000
Special Litigation Committee chair retainer	$28,000
Other committee chair retainer	$10,000
Board and committee unscheduled meeting fee	$1,000

In addition to cash compensation, non-employee directors are granted RSUs with a grant date fair market value of approximately $120,000 per year, generally on the same date as grants of equity awards are made to our executive officers and other employees. Subject to certain exceptions contained in the award agreement, these RSUs vest on the one-year anniversary of the grant date.

2017 Director Compensation Table

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2017 to each of the Company’s directors except Messrs. Hininger and Lappin whose compensation is reflected in the Summary Compensation Table. C. Michael Jacobi did not stand for re-election at the 2017 Annual Meeting of Stockholders:

Name	Fees Earned or Paid in Cash	Stock Awards(2) (4)	Change in Nonqualified Deferred Compensation Earnings (3)	All Other Compensation	Total
Donna M. Alvarado	$103,000	$120,005	$—	$—	$223,005
Robert J. Dennis	$85,000	$120,005	$—	$—	$205,005
Mark A. Emkes	$139,000	$170,005	$—	$—	$309,005
Stacia A. Hylton	$112,000	$120,005	$—	$—	$232,005
C. Michael Jacobi (1) (5)	$31,912	$—	$—	$15,000	$46,912
Anne L. Mariucci	$92,000	$120,005	$2,989	$—	$214,994
Thurgood Marshall, Jr.	$114,000	$120,005	$—	$—	$234,005
Charles L. Overby	$114,000	$120,005	$—	$—	$234,005
John R. Prann, Jr.	$105,000	$120,005	$21	$—	$225,026

(1)	Mr. Jacobi retired from the Board at the Company’s 2017 Annual Meeting of Shareholders. Consequently, the amounts listed represent compensation earned by Mr. Jacobi prior to the 2017 Annual Meeting.

(2)

The amounts shown in this column represent the aggregate grant-date fair value of RSUs based on the closing stock price of $32.69 on February 16, 2017, the date of annual grant of 3,671 RSUs. Mr. Emkes’ stock awards include an award of $50,000, or 1,524 RSUs, which he elected to receive on May 11, 2017 as compensation for 50% of his annual independent Board Chairman retainer. The director RSUs vest on the anniversary date of the grant and have dividend equivalent rights that are payable in cash only when and to the extent the RSUs vest and the underlying shares are issued. All grants of RSUs and dividend equivalents were made under the 2008 Plan.

(3)

The amounts shown in this column represent above-market earnings on fees the director elected to defer pursuant to the Non-Employee Directors’ Deferred Compensation Plan, which is more fully described below. Amounts shown are based on the excess of the Company’s fixed rate for 2017 of 5.00%, over 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Code) of 2.72%.

(4)	As of December 31, 2017, the aggregate number of unvested stock awards and option awards outstanding for each of the Company’s non-employee directors were as follows:

Name	Aggregate RSU Awards Outstanding as of December 31, 2017	Aggregate Option Awards Outstanding as of December 31, 2017
Donna M. Alvarado	3,671	59,532
Robert J. Dennis	3,671	—
Mark A. Emkes	5,195	—
Stacia A. Hylton	3,671	—
Anne L. Mariucci	3,671	10,952
Thurgood Marshall, Jr.	3,671	59,532
Charles L. Overby	3,671	59,532
John R. Prann, Jr.	3,671	29,430

(5)	On February 16, 2017, the Compensation Committee approved a retirement gift to Mr. Jacobi with a value of up to $15,000, including a tax gross up.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our executive officers and non-executive directors. The stock ownership guidelines are designed to align the economic interests of executive officers and the Board with those of stockholders, and to discourage excessive risk-taking by management and directors. The guidelines as applied to our directors provide that the Company’s non-executive directors are expected to own a fixed number of shares of common stock of the Company equal to four times such director’s annual retainer (excluding any retainer for chairing or serving as a member of a committee) in effect as of the later of March 1, 2012 or the date of their initial election or appointment to the Board, divided by the Company’s closing common stock price, as reported on the NYSE, on such date. The stock ownership guidelines were amended by our Board in May 2013 to increase the number of shares our executive officers and non-executive directors are expected to own to give effect to the REIT conversion special dividend. Non-executive directors are expected to achieve these ownership levels, subject to a limited hardship exemption, five years following their initial election or appointment to the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by March 1, 2012. See “Executive Officer Stock Ownership Guidelines” in the “Compensation Discussion and Analysis” included in this Proxy Statement for a description of the shares counted in determining share ownership.

Our guidelines and the compliance status of the Company’s current non-executive directors as of the last quarterly review date of February 21, 2018 are shown in the table below.

Name	Shares Required by Guidelines	Number of Shares Held	Compliance Date
Donna M. Alvarado	9,105	53,133	3/1/2012
Robert J. Dennis	7,112	21,534	2/21/2018
Mark A. Emkes	6,050	44,426	8/14/2019
Stacia A. Hylton	12,353	5,877	8/11/2021
Harley G. Lappin	14,222	47,846	1/1/2023
Anne L. Mariucci	11,909	37,142	12/8/2016
Thurgood Marshall, Jr.	9,105	31,083	3/1/2012
Charles L. Overby	9,105	35,709	3/1/2012
John R. Prann, Jr.	9,105	38,504	3/1/2012

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock – Directors and Executive Officers

The following table contains information regarding the beneficial ownership of our common stock as of March 12, 2018 by (i) each current director and nominee, (ii) our named executive officers, and (iii) all of our current directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Shares Acquirable Within 60 Days (3)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (4)
Damon T. Hininger	224,758	422,846	647,604	*
Donna M. Alvarado	53,133	59,532	112,665	*
Robert J. Dennis	21,534	—	21,534	*
Mark A. Emkes	49,426	1,524	50,950	*
Stacia A. Hylton	5,877	—	5,877	*
Anne L. Mariucci	37,142	10,952	48,094	*
Thurgood Marshall, Jr.	31,083	59,532	90,615	*
Charles L. Overby	35,709	59,532	95,241	*
John R. Prann, Jr.	38,504	29,430	67,934	*
David M. Garfinkle	100,072	66,894	166,966	*
Anthony L. Grande	55,438	—	55,438	*
Harley G. Lappin	63,443	—	63,443	*
Lucibeth N. Mayberry	59,258	21,175	80,433	*
All current directors and executive officers as a group (16 persons)	832,609	731,417	1,564,026	1.3%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	The address for each listed person is our corporate headquarters.

(2)	Each person in the table has sole voting and investment power over the shares listed.

(3)

Reflects the number of shares that could be purchased upon exercise of stock options that are exercisable within 60 days of March 12, 2018. None of our outstanding RSUs will vest within 60 days of March 12, 2018, with the exception of 1,524 RSUs that will vest on May 11, 2018, for Mr. Emkes, which he elected to receive as compensation for 50% of his annual independent Board Chairman retainer.

(4)

The percentages in this column are based on 118,543,632 shares outstanding as of March 12, 2018. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

Ownership of Common Stock – Principal Stockholders

The following table sets forth certain information with respect to the beneficial ownership of our voting securities as of March 12, 2018 by each person who is known by the Company to own beneficially more than 5% of any class of our outstanding voting securities of the Company:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Beneficially Owned (1)
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	20,150,432	17.00%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	10,766,519	9.08%

Vanguard Specialized Funds (4) Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	7,957,900	6.71%

FMR LLC (5) 245 Summer Street Boston, MA 02210	6,433,882	5.44%

(1)	The percentages in this column are based on 118,543,632 shares outstanding as of March 12, 2018.

(2)

Based on the Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, which reported sole voting power over 64,294 shares, shared voting power over 12,964 shares, sole dispositive power over 20,083,256 shares and shared dispositive power over 67,176 shares. 7,790,614 shares included in this amount are owned by Vanguard Specialized Funds (see footnote 4 below).

(3)	Based on the Schedule 13G/A filed with the SEC on January 29, 2018 by Blackrock, Inc., which reported sole voting power over 10,491,988 shares and sole dispositive power over 10,766,519 shares.

(4)

Based on the Schedule 13G/A filed with the SEC on February 2, 2018 by Vanguard Specialized Funds – Vanguard REIT Index Fund, which reported sole voting power over all of the shares and dispositive power over none of the shares.

(5)	Based on the schedule13G filed with the SEC on February 13, 2018 by FMR LLC, which reported sole voting power over 3,202,284 shares and sole disposition power over 6,433,882 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2017, except for the following:

•	A Form 4 for Mr. Jacobi was filed late on March 2, 2017 to report the disposition of 5,058 shares of Company stock on February 14, 2017.

•

A Form 5 was filed on January 24, 2018 to report the issuance of 1,524 RSUs on May 11, 2017 to Mr. Emkes, which he elected to receive as compensation for 50% of his annual independent Board Chairman retainer, but with respect to which a Form 4 had not been timely filed.

OTHER

No Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” or “Report of the Compensation Committee” will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this Proxy Statement. Information on our website, other than this Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those set forth in the statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve significant risks and uncertainties, including those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in our most recent periodic reports on Form 10-Q and Form 8-K filed with the SEC, and actual results may vary materially.

By Order of the Board of Directors,

/s/ Scott D. Irwin
Scott D. Irwin
Executive Vice President, General Counsel and Secretary

APPENDIX: RECONCILIATION OF NON-GAAP DISCLOSURES

APPENDIX A TO 2018 PROXY STATEMENT

Reconciliation of Non-GAAP Disclosures

($ in thousands, except per share amounts)

	For the Years Ended December 31,
	2017	2016
Net Income	$178,040	$219,919
Special items:
Charges associated with adoption of tax reform	4,548	—
Expenses associated with mergers and acquisitions	2,530	1,586
Gain on settlement of contingent consideration	—	(2,000)
Restructuring charges	—	4,010
Asset impairments	614	—
Income tax benefit for special items	—	(215)

Adjusted net income	$185,732	$223,300

Weighted average common shares outstanding - basic	118,084	117,384
Effect of dilutive securities:
Stock options	310	306
Restricted stock-based awards	71	101

Weighted average shares and assumed conversions - diluted	118,465	117,791

Diluted Earnings Per Share	$1.50	$1.87

Adjusted Diluted Earnings Per Share	$1.57	$1.90

	For the Years Ended December 31,
	2017	2016
Net income	$178,040	$219,919
Depreciation of real estate assets	95,902	94,346
Impairment of real estate assets	355	—

Funds From Operations	$274,297	$314,265
Charges associated with adoption of tax reform	4,548	—
Expenses associated with mergers and acquisitions	2,530	1,586
Gain on settlement of contingent consideration	—	(2,000)
Restructuring charges	—	4,010
Goodwill and other impairments	259	—
Income tax benefit for special items	—	(215)

Normalized Funds From Operations	$281,634	$317,646

FUNDS FROM OPERATIONS PER DILUTED SHARE:	$2.32	$2.67

NORMALIZED FUNDS FROM OPERATIONS PER DILUTED SHARE:	$2.38	$2.70

APPENDIX TO 2018 PROXY STATEMENT

Reconciliation of Non-GAAP Disclosures

($ in thousands, except per share amounts)

	For the Years Ended December 31,
	2017	2016
Net Income	$178,040	$219,919
Interest expense, net	68,535	67,755
Depreciation and amortization	147,129	166,746
Income tax expense	13,911	8,253

EBITDA	$407,615	$462,673

Expenses associated with mergers and acquisitions	2,530	1,586
Gain on settlement of contingent consideration	—	(2,000)
Restructuring charges	—	4,010
Depreciation expense associated with STFRC lease	(16,453)	(38,678)
Interest expense associated with STFRC lease	(6,425)	(10,040)
Asset impairments	614	—

Adjusted EBITDA	$387,881	$417,551

Adjusted Net Income, Adjusted EPS, EBITDA, Adjusted EBITDA, Funds From Operations (FFO), Normalized FFO and, where appropriate, their corresponding per share metrics, are non-GAAP financial measures. CoreCivic believes these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. CoreCivic believes it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis that is used by management. FFO, in particular, is a widely accepted non-GAAP supplemental measure of REIT performance, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate. EBITDA, Adjusted EBITDA and Normalized FFO are useful as supplemental measures of the performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes the value of real estate assets diminishes at a level rate over time. Due to the unique structure, design and use of the Company’s properties, management believes assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. However, a portion of the rental payments for the South Texas Family Residential Center (STFRC) is classified as depreciation and interest expense for financial reporting purposes. Adjusted EBITDA includes such depreciation and interest expense in order to more properly reflect the cash flows associated with this lease. CoreCivic may make adjustments to FFO from time to time for certain other income and expenses it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. CoreCivic calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt refinancing, mergers and acquisitions (M&A) activity, restructuring charges, and certain impairments and other charges that the Company believes are unusual or nonrecurring to provide an alternative measure of comparing operating performance for the periods presented. Even though expenses associated with M&A activity may be recurring, the magnitude and timing fluctuate based on the timing and scope of M&A activity, and therefore, such expenses, which are not a necessary component of the ongoing operations of the Company, may not be comparable from period to period. Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO and Normalized FFO and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

CORECIVIC, INC. ATTN: CORPORATE SECRETARY 10 BURTON HILLS BOULEVARD NASHVILLE, TENNESSEE 37215	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2018, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2018, the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
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E37127-P00730	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORECIVIC, INC.
The Board of Directors recommends you vote FOR the election of the following nominees:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Donna M. Alvarado	☐	☐	☐

	1b. Robert J. Dennis	☐	☐	☐			For	Against	Abstain

	1c. Mark A. Emkes	☐	☐	☐	1i. Charles L. Overby		☐	☐	☐

	1d. Damon T. Hininger	☐	☐	☐	1j. John R. Prann, Jr.		☐	☐	☐

	1e. Stacia A. Hylton	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.
	1f. Harley G. Lappin	☐	☐	☐	2. Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.		☐	☐	☐
	1g. Anne L. Mariucci	☐	☐	☐

	1h. Thurgood Marshall, Jr.	☐	☐	☐	3. Advisory vote to approve the compensation of our Named Executive Officers.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

If you plan to attend the meeting on May 10, 2018, you must request an admission ticket in advance by following the instructions set forth in the Proxy Statement. Tickets will be issued only to registered and beneficial owners as of March 12, 2018.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 9, 2018. On the day of the meeting, each stockholder will be required to present a valid picture identification such as a driver’s license or passport with his or her admission ticket.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Letter to Stockholders and Annual Report on Form 10-K are available at www.proxyvote.com.

STOCKHOLDER MEETING REGISTRATION: To attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.

E37128-P00730

PROXY

CORECIVIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Damon T. Hininger and David M. Garfinkle, and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of CoreCivic, Inc., a Maryland corporation (the “Company”), held by the undersigned at the close of business on Monday, March 12, 2018, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 10, 2018, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side